Exhibit 10.1
Execution copy

    EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
This Eighth Amendment to Amended and Restated Credit Agreement (this “Amendment”) is dated as of September 9, 2022 and is between the Lenders identified on the signature pages hereof, WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in that capacity, “Agent”), BOISE CASCADE COMPANY, a Delaware corporation (“Boise Cascade”), and the Subsidiaries of Boise Cascade identified as Borrowers on the signature pages hereof (such Subsidiaries, together with Boise Cascade, “Borrowers”).
WHEREAS, the Lenders, Agent, and Borrowers entered into an Amended and Restated Credit Agreement dated as of May 15, 2015 (as amended, restated, supplemented, or otherwise modified before the date of this Amendment, the “Credit Agreement”); and
WHEREAS, Boise Cascade desires that Agent and the Lenders make certain amendments as set forth herein. Agent and the Lenders party hereto are willing to make the foregoing amendments subject to the terms of this Amendment.
NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. Defined terms used but not defined in this Amendment are as defined in the Credit Agreement.
2.Amendments.
(a)Schedules A-2, E-2, P-1, P-2, P-3, P-4, 4.1(b), 4.1(c), 4.6(a), 4.6(b), 4.6(c),
4.7, 4.12, 4.13, 4.15, 4.17, 4.19, 4.27, 4.29, and 4.30 to the Credit Agreement are hereby amended and restated to read in their entirety as set forth in Exhibit A to this Amendment.

(b)The Credit Agreement (exclusive of 5. the Schedules thereto that are expressly amended pursuant to Section 2(a) above; 6. Schedule 3.1 (Conditions Precedent); and 7. Exhibit B-1 (Form of Borrowing Base Certificate), which Agent will provide separately to Borrowers) is hereby amended such that, after giving effect to all such amendments, the Credit Agreement, as amended by this Amendment (and exclusive of the attachments noted above in this Section 2) will read in its entirety as set forth in Exhibit B to this Amendment, with all revisions to the Credit Agreement, as amended by this Amendment, reflected in Exhibit B to this Amendment in redline format (pursuant to which (A) deleted text is indicated textually in the same manner as the following example: ~~stricken text~~; and (B) added text is indicated textually in the same manner as the following example: bold and double-underlined text).

(c)Exhibit L-1 (Form of Term SOFR Notice) to the Credit Agreement is hereby added in its entirety to read as set forth on Exhibit C attached hereto.

(d)On the Amendment Effective Date, (i) the Revolver Commitments of each of the Lenders shall be reallocated among the Lenders in accordance with their respective Revolver Commitments, as applicable, as set forth opposite such Lender’s name on Schedule C-1 to the Credit Agreement under the applicable respective headings, and in order to effect such reallocations, all requisite assignments shall be deemed to be made in amounts from each Lender to each other Lender, with the same force and effect as if such assignments were evidenced by an Assignment and Acceptance (together with the applicable assignment notice, all in accordance with the terms of Section 13.1 of the Credit Agreement) but without the payment of any related assignment processing fee (which processing fee the Agent hereby agrees to waive in its discretion), and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which such documentary requirements are hereby waived) and (ii) to the extent applicable, each assignee Lender shall make full cash settlement with each corresponding assignor Lender, through the Agent, as the Agent may direct (after giving effect to any netting effected by the Agent) with respect to all such assignments and reallocations.

3.Representations. To induce Agent and the Lenders to enter into this Amendment, each Borrower hereby represents to Agent and the Lenders as of the date hereof as follows:
(a)that such Borrower is duly authorized to execute and deliver this Amendment, and that each Loan Party is duly authorized to perform its obligations under the Loan Documents to which it is a party;

(b)that the execution and delivery of this Amendment by such Borrower do not and will not violate any material provision of federal, state or local law or regulation applicable to it or of their respective Governing Documents, or of any order, judgment, or decree of any court or other Governmental Authority binding on them;

(c)that this Amendment, and the Credit Agreement as amended by this
Amendment, are legal, valid, and binding obligations of each Loan Party hereto, enforceable against such Loan Party in accordance with their terms, except as enforcement is limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(d)that, as of the Amendment Effective Date and after giving effect to this
Amendment, the representations and warranties set forth in Section 4 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in each case with the same effect as if such representations and warranties had been made on the Amendment Effective Date, except to the extent that any such representation or warranty expressly relates to an earlier date; and

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(e)that, as of the Amendment Effective Date and after giving effect to this
Amendment, no Default or Event of Default has occurred and is continuing.

4.Conditions. This Amendment shall become effective on the date each of the following conditions have been met (such date, the “Amendment Effective Date”):
(a)this Amendment shall have been executed and delivered by Agent, the
Lenders identified on the signature pages hereof, the Voting Participant(s) identified on the signature pages hereof, and Borrowers, and acknowledged by the Guarantor(s);

(b)Agent shall have received that certain Omnibus Amendment and
Reaffirmation Agreement dated as of the date hereof (the “Omnibus Amendment”), duly executed by Borrowers, Guarantors, and Agent, in form and substance reasonably satisfactory to Agent;

(c)Agent shall have received that certain Patent Security Agreement dated as of the date hereof, duly executed by each of the Grantors identified on the signature pages thereof, in form and substance reasonably satisfactory to Agent;

(d)Agent shall have received that certain Trademark Security Agreement dated as of the date hereof, duly executed by each of the Grantors identified on the signature pages thereof, in form and substance reasonably satisfactory to Agent;

(e)Agent shall have received (i) a duly-executed copy of that certain fee letter, dated as of the date hereof (the “Eighth Amendment Fee Letter”), among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, and (ii) payment in immediately available funds of the fees set forth in the Eighth Amendment Fee Letter that are due and payable on the date hereof;

(f)Term Loan Sub-Agent shall have received (i) a duly-executed copy of that certain fee letter, dated as of the date hereof (the “Eighth Amendment Term Loan Sub-Agent Fee Letter”), among Boise Cascade and American AgCredit, PCA, in form and substance reasonably satisfactory to Term Loan Sub-Agent, and (ii) payment in immediately available funds of the fees set forth in the Eighth Amendment Term Loan Sub-Agent Fee Letter that are due and payable on the date hereof;

(g)Agent shall have received a certificate from the Secretary of each Loan Party dated as of the date hereof (i) certifying the resolutions of such Loan Party authorizing its execution, delivery, and performance of this Amendment and the other Loan Documents to which such Loan Party is a party as true, complete, and correct on the date hereof; (ii) authorizing specific officers of such Loan Party to execute this Amendment and the other Loan Documents to which such Loan Party is a party; (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party; and (iv) certifying such Loan Party’s Governing Documents as true, complete, and correct and as (x) in effect on the date hereof and
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(y) not having been amended, restated, supplemented, or modified in any respect on the date hereof;

(h)Agent shall have received a certificate of status with respect to each Loan
Party, dated within 10 days of the Amendment Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(i)Agent shall have received certificates of status with respect to each Loan
Party, each dated within 30 days of the Amendment Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(j)Agent shall have received an opinion from Perkins Coie LLP, counsel to the
Loan Parties, in form and substance reasonably satisfactory to Agent;

(k)Agent shall have received, and be reasonably satisfied with, any documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation; and

(l)At least one Business Day prior to the Amendment Effective Date, any Loan
Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party in form and substance reasonably satisfactory to such Lender.

5.Miscellaneous. (a) This Amendment is governed by, and is to be construed in accordance with, the laws of the State of New York. Each provision of this Amendment is severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.
(b)This Amendment binds Agent, the Lenders party hereto and Borrowers and their respective successors and assigns, and will inure to the benefit of Agent, the Lenders party hereto and Borrowers and the successors and assigns of Agent and each Lender party hereto.

(c)Except as specifically modified by the terms of this Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference in this Amendment and in all respects continue in full force and effect. Each Borrower, by execution of this Amendment, and each Guarantor, by acknowledgement of this Amendment, hereby reaffirms, assumes, and binds themselves to all applicable obligations, duties, rights, covenants, terms, and conditions that are contained in the Credit Agreement (as amended hereby) and the other Loan Documents (including the granting of any Liens for the benefit of Agent and the Lenders).
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(d)This Amendment is a Loan Document. Each Borrower acknowledges that
Agent’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Amendment constitute Lender Group Expenses.

(e)The parties may sign this Amendment in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

[SIGNATURE PAGES TO FOLLOW]
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The parties are signing this Eighth Amendment to Amended and Restated Credit Agreement as of the date stated in the introductory clause.
BOISE CASCADE COMPANY,
a Delaware corporation, as a Borrower
By:    /s/ Kelly Hibbs
Name:    Kelly Hibbs
Title:    SVP, CFO & Treasurer
BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.,
a Delaware limited liability company, as a Borrower
By:    /s/ Kelly Hibbs
Name:    Kelly Hibbs
Title:    SVP, CFO & Treasurer
BOISE CASCADE WOOD PRODUCTS, L.L.C.,
a Delaware limited liability company, as a Borrower
By:    /s/ Kelly Hibbs
Name:    Kelly Hibbs
Title:    SVP, CFO & Treasurer

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent and as a Lender
By:    /s/ Lydia Gouhin
Name:    Lydia Gouhin
Title:    Assistant Vice President

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender
By:    /s/ Brett German
Name:    Brett German
Title:    Senior Vice President

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By:    /s/ Lisa Freeman
Name:    Lisa Freeman
Title:    Senior Vice President

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender
By:    /s/ Lynn Braun
Name:    Lynn Braun
Title:    Executive Director

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

ZIONS BANCORPORATION, N.A. DBA ZIONS FIRST NATIONAL BANK,
as a Lender
By:    /s/ Kelly Robertson
Name:    Kelly Robertson
Title:    Executive Vice President

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

AMERICAN AGCREDIT, PCA,
as a Lender
By:    /s/ Michael J. Balok
Name:    Michael J. Balok
Title:    Vice President

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

NORTHWEST FARM CREDIT SERVICES, PCA,
as a Lender
By:    /s/ Jeremy A. Roewe
Name:    Jeremy A. Roewe
Title:    Vice President

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

COBANK, FCB,
as a Voting Participant
By:    /s/ Robert Prickett
Name:    Robert Prickett
Title:    Vice President

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

Acknowledged and Agreed:
BOISE CASCADE WOOD PRODUCTS HOLDINGS CORP.,
a Delaware corporation, as a Guarantor
By:    /s/ Kelly Hibbs
Name:    Kelly Hibbs
Title:    SVP, CFO & Treasurer
COASTAL PLYWOOD, LLC,
a North Carolina limited liability company, as a Guarantor
By:    /s/ Kelly Hibbs
Name:    Kelly Hibbs
Title:    SVP, CFO & Treasurer
COASTAL FOREST PRODUCTS LLC,
a North Carolina limited liability company, as a Guarantor

By: Coastal Plywood, LLC
Its: Manager
By:    /s/ Kelly Hibbs
Name:    Kelly Hibbs
Title:    SVP, CFO & Treasurer
COASTAL TREATED PRODUCTS LLC,
a North Carolina limited liability company, as a Guarantor

By: Coastal Plywood, LLC
Its: Manager
By:    /s/ Kelly Hibbs
Name:    Kelly Hibbs
Title:    SVP, CFO & Treasurer

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

COASTAL TREATED PRODUCTS-HAVANA LLC,
a North Carolina limited liability company, as a Guarantor

By: Coastal Treated Products LLC
Its: Manager

By: Coastal Plywood, LLC
Its: Manager
By:    /s/ Kelly Hibbs
Name:    Kelly Hibbs
Title:    SVP, CFO & Treasurer

[Signature page - Eighth Amendment to Amended and Restated Credit Agreement]

EXHIBIT B
Amended Credit Agreement
Exhibit B

AMENDED AND RESTATED
CREDIT AGREEMENT

by and among
BOISE CASCADE COMPANY
BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.
BOISE CASCADE WOOD PRODUCTS, L.L.C.
as Borrowers
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders
WELLS FARGO CAPITAL FINANCE, LLC
as the Administrative Agent

WELLS FARGO CAPITAL FINANCE, LLC BANK OF AMERICA, N.A.
U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners
BANK OF AMERICA, N.A.
as Syndication Agent
and
U.S. BANK NATIONAL ASSOCIATION
as Documentation Agent

Dated as of May 15, 2015

CONTENTS

Page

1. DEFINITIONS AND CONSTRUCTION.    1
1.1    Definitions    1
1.2    Accounting Terms    1
1.3    Code    2
1.4    Construction    2
1.5    Schedules and Exhibits    2
1.6    Time References    ~~2~~3
1.7    Divisions    3
1.8    No Other Duties    3
1.9    Existing Obligations; Amendment and Restatement    3
1.10    Rates    4
2.    LOANS AND TERMS OF PAYMENT.    4
2.1    Revolver Advances    4
2.2    Term Loan    ~~5~~6
2.3    Borrowing Procedures and Settlements ~~5~~.    6
2.4    Payments; Reductions of Commitments; Prepayments; Increase in Maximum Revolver Amount.    12
2.5    Overadvances    17
2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations ~~17~~.    18
2.7    Crediting Payments    ~~18~~20
2.8    Designated Account    ~~19~~20
2.9    Maintenance of Loan Account; Statements of Obligations    ~~19~~20
2.10    Fees    ~~19~~20
2.11    Letters of Credit ~~20~~.    21
2.12    ~~LIBOR Rate~~Term SOFR Option.    28
2.13    Capital Requirements    ~~30~~33
2.14    Joint and Several Liability of Borrowers ~~31~~.    34
2.15    Term Loan Purchase Option ~~33~~.    36
3.    CONDITIONS; TERM OF AGREEMENT ~~34~~.    37
3.1    Conditions Precedent to the Initial Extension of Credit    ~~34~~37
3.2    Conditions Precedent to all Extensions of Credit    ~~34~~37
3.3    Maturity    ~~35~~38
3.4    Effect of Maturity    ~~35~~38
3.5    Early Termination by Borrowers    ~~35~~38
4.    REPRESENTATIONS AND WARRANTIES ~~35~~.    38
4.1    Due Organization and Qualification; Subsidiaries    ~~35~~38
4.2    Due Authorization; No Conflict ~~36~~.    39
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CONTENTS
(cont.)

Page

4.3 Governmental Consents    ~~36~~39
4.4    Binding Obligations; Perfected Liens    ~~37~~40
4.5    Title to Assets; No Encumbrances    ~~37~~40
4.6    Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number    ~~37~~40
4.7    Litigation    ~~37~~40
4.8    Compliance with Laws    ~~37~~40
4.9    No Material Adverse Change    ~~38~~41
4.10    Fraudulent Transfer ~~38~~.    41
4.11    Employee Benefits    ~~38~~41
4.12    Environmental Condition    ~~39~~42
4.13    Intellectual Property    ~~39~~42
4.14    Leases    ~~39~~43
4.15    Deposit Accounts and Securities Accounts    ~~40~~43
4.16    Complete Disclosure    ~~40~~43
4.17    Material Contracts    ~~40~~43
4.18    Patriot Act    ~~40~~43
4.19    Indebtedness    ~~40~~43
4.20    Payment of Taxes    ~~40~~43
4.21    Margin Stock    ~~40~~44
4.22    Governmental Regulation    ~~41~~44
4.23    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws    ~~41~~44
4.24    Employee and Labor Matters    ~~41~~44
4.25    Eligible Accounts    ~~41~~45
4.26    Eligible Inventory    ~~42~~45
4.27    Locations of Inventory and Equipment    ~~42~~45
4.28    Inventory Records    ~~42~~45
4.29    Surety Obligations    ~~42~~45
4.30    Burdensome Contracts    ~~42~~45
4.31    United Kingdom; Taiwan    ~~42~~45
4.32    Indenture Borrowing Base    ~~42~~45
4.33    Hedge Agreements    ~~42~~45
5.    AFFIRMATIVE COVENANTS ~~42~~.    46
5.1    Financial Statements, Reports, Certificates    ~~42~~46
5.2    Collateral Reporting    ~~43~~46
5.3    Existence    ~~43~~46
5.4    Maintenance of Properties    ~~43~~46
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CONTENTS
(cont.)

Page

5.5 Taxes    ~~43~~46
5.6    Insurance    ~~43~~46
5.7    Inspection    ~~44~~47
5.8    Compliance with Laws    ~~44~~47
5.9    Environmental    ~~44~~48
5.10    Disclosure Updates    ~~45~~48
5.11    Future Subsidiaries    ~~45~~48
5.12    Further Assurances    ~~45~~49
5.13    Lender Meetings    ~~46~~50
5.14    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws    ~~46~~50
5.15    Location of Inventory and Equipment    ~~46~~50
5.16    Intellectual Property    ~~47~~50
5.17    Administration of Deposit Accounts; Controlled Accounts ~~49~~.    52
5.18    Farm Credit Equities ~~50~~.    53
6.    NEGATIVE COVENANTS ~~51~~.    55
6.1    Indebtedness    ~~51~~55
6.2    Liens    ~~53~~57
6.3    Restrictions on Fundamental Changes    ~~55~~59
6.4    Disposal of Assets    ~~56~~59
6.5    Change Name    ~~56~~60
6.6    Nature of Business    ~~56~~60
6.7    Prepayments and Amendments    ~~56~~60
6.8    Hedge Agreements    ~~57~~61
6.9    Restricted Junior Payments    ~~57~~61
6.10    Accounting Methods    ~~58~~62
6.11    Restricted Investments    ~~58~~62
6.12    Transactions with Affiliates    ~~58~~62
6.13    Use of Proceeds    ~~59~~62
6.14    Subsidiaries; BMD Delanco    ~~59~~63
6.15    Restrictive Agreements    ~~59~~63
6.16    Plans    ~~59~~63
7.    FINANCIAL COVENANTS ~~59~~.    63
8.    EVENTS OF DEFAULT ~~60~~.    63
9.    RIGHTS AND REMEDIES ~~62~~.    65
9.1    Rights and Remedies    ~~62~~65
9.2    Remedies Cumulative    ~~62~~66
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CONTENTS
(cont.)

Page

10. WAIVERS; INDEMNIFICATION ~~62~~.    66
10.1    Demand; Protest; etc    ~~62~~66
10.2    The Lender Group’s Liability for Collateral    ~~62~~66
10.3    Indemnification    ~~63~~66
11.    NOTICES ~~63~~.    67
12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER ~~64~~.    68
13.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS ~~66~~.    69
13.1    Assignments and Participations ~~66~~.    69
13.2    Successors    ~~69~~73
14.    AMENDMENTS; WAIVERS ~~69~~.    73
14.1    Amendments and Waivers    ~~69~~73
14.2    Replacement of Certain Lenders ~~72~~.    75
14.3    No Waivers; Cumulative Remedies    ~~72~~76
15.    AGENT; THE LENDER GROUP ~~72~~.    76
15.1    Appointment and Authorization of Agent    ~~72~~76
15.2    Delegation of Duties    ~~73~~77
15.3    Liability of Agent    ~~73~~77
15.4    Reliance by Agent    ~~74~~77
15.5    Notice of Default or Event of Default    ~~74~~78
15.6    Credit Decision    ~~74~~78
15.7    Costs and Expenses; Indemnification    ~~75~~79
15.8    Agent in Individual Capacity    ~~75~~79
15.9    Successor Agent    ~~76~~80
15.10    Lender in Individual Capacity    ~~76~~80
15.11    Collateral Matters ~~77~~.    81
15.12    Restrictions on Actions by Lenders; Sharing of Payments ~~78~~.    82
15.13    Agency for Perfection    ~~79~~83
15.14    Payments by Agent to the Lenders    ~~79~~83
15.15    Concerning the Collateral and Related Loan Documents    ~~79~~83
15.16    Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information    ~~79~~83
15.17    Several Obligations; No Liability    ~~80~~84
16.    WITHHOLDING TAXES ~~80~~.    84
17.    GENERAL PROVISIONS ~~83~~.    87
17.1    Effectiveness    ~~83~~87
17.2    Section Headings    ~~83~~87
17.3    Interpretation    ~~83~~87
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CONTENTS
(cont.)

Page

17.4 Severability of Provisions    ~~83~~87
17.5    Bank Product Providers    ~~83~~87
17.6    Debtor-Creditor Relationship    ~~84~~88
17.7    Counterparts; Electronic Execution    ~~84~~88
17.8    Revival and Reinstatement of Obligations    ~~84~~88
17.9    Confidentiality    ~~85~~89
17.10    Lender Group Expenses    ~~86~~90
17.11    Survival    ~~86~~90
17.12    Patriot Act; Due Diligence    ~~86~~90
17.13    Integration    ~~86~~91
17.14    Boise Cascade as Agent for Borrowers    ~~87~~91
17.15    Certifications Regarding Indenture    ~~87~~91
17.16    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    ~~87~~91
17.17    Acknowledgement Regarding Any Supported QFCs    ~~88~~92

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EXHIBITS AND SCHEDULES
Exhibit A-1    Form of Assignment and Acceptance
Exhibit B-1    Form of Borrowing Base Certificate
Exhibit B-2    Form of Bank Product Provider Letter Agreement
Exhibit C-1    Form of Compliance Certificate
Exhibit G-1            Form of Guaranty
Exhibit L-1            Form of Term SOFR Notice
Exhibit N-1            Form of Promissory Note

Schedule A-1    Agent’s Account
Schedule A-2    Authorized Persons
Schedule C-1    Commitments
Schedule D-1    Designated Account
Schedule E-2            Existing Letters of Credit
Schedule P-1    Permitted Indebtedness
Schedule P-2    Permitted Liens
Schedule P-3            Permitted Transactions with Affiliates
Schedule P-4            Permitted Contingent Obligations
Schedule 1.1    Definitions
Schedule 3.1    Conditions Precedent
Schedule 4.1(b)    Capitalization of Borrowers
Schedule 4.1(c)    Capitalization of Borrowers’ Subsidiaries
Schedule 4.6(a)    States of Organization
Schedule 4.6(b)    Chief Executive Offices
Schedule 4.6(c)    Organizational Identification Numbers
Schedule 4.7    Litigation
Schedule 4.12    Environmental Matters
Schedule 4.13    Intellectual Property
Schedule 4.15    Deposit Accounts and Securities Accounts
Schedule 4.17    Material Contracts
Schedule 4.19    Permitted Indebtedness
Schedule 4.27    Locations of Inventory and Equipment
Schedule 4.29            Surety Obligations
Schedule 4.30            Restrictive Agreements
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Collateral Reporting
Schedule 13.1(k)        Initial Voting Participants
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AMENDED AND RESTATED
CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of May 15, 2015, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and together with BANK OF AMERICA, N.A., a national banking association, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as joint lead arrangers (the “Lead Arrangers”) and as joint bookrunners (the “Bookrunners”), BANK OF AMERICA, N.A., a national banking association, as syndication agent (the “Syndication Agent”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as documentation agent (the “Documentation Agent”), BOISE CASCADE COMPANY, a Delaware corporation (“Boise Cascade”), BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C., a Delaware limited liability company (“Boise Materials Distribution”), and BOISE CASCADE WOOD PRODUCTS, L.L.C., a Delaware limited liability company (“Boise Wood Products”; together with Boise Cascade and Boise Materials Distribution, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).
This Agreement refers to a Credit Agreement dated as of July 13, 2011, by and among Borrowers, the Lenders, and the Agent, as administrative agent (that agreement as amended, restated, supplemented, or otherwise modified before the date of this Agreement, the “Existing Credit Agreement”). The parties desire to amend and restate the Existing Credit Agreement as set forth in this Agreement.
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1Definitions
. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2Accounting Terms
. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Accounting Standards Codification 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrowers or their Subsidiaries that would be characterized as an operating lease under GAAP, whether such lease is entered into before or after the Closing Date, shall not constitute a Finance Lease under this Agreement or any other Loan Document as a result of such changes in GAAP unless otherwise agreed to in writing by the Borrowers and Required Lenders.
1.3Code
. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4Construction
. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Group Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any Event of Default that shall have occurred hereunder at any time shall be deemed continuing unless (x) such Event of Default is cured, provided that an Event of Default may only be cured within the timeframe and only if so expressly permitted under the terms of this Agreement or (y) such Event of Default is waived in writing as required under this Agreement. Regardless of when adopted or effective, the Dodd–Frank Wall Street Reform and Consumer Protection Act and any request, rule, guideline, or directive thereunder or issued in connection therewith will be deemed to have been adopted and effective after the date of this Agreement.
1.5Schedules and Exhibits
. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.6Time References

. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois, on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.7Divisions
. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.
1.8No Other Duties
. Anything herein to the contrary notwithstanding, each Lead Arranger, Bookrunner, Syndication Agent, and Documentation Agent listed on the cover page of this Agreement and in the preamble to this Agreement shall not have any powers, duties, or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, as a Lender, or as the Issuing Lender under this Agreement. Without limiting the foregoing, each Lead Arranger, Bookrunner, Syndication Agent, and Documentation Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Lender, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arrangers, Bookrunners, Syndication Agent, and Documentation Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each Lead Arranger, Bookrunner, Syndication Agent, and Documentation Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.
1.9Existing Obligations; Amendment and Restatement
.
(a)    Borrowers, Agent, and the Lenders acknowledge that effective as of the Closing Date all “Letters of Credit” (as defined in and used under the Existing Credit Agreement), if any, will constitute Letters of Credit under this Agreement with the same effect issued by Issuing Lender or an Underlying Issuer at the request of Borrowers on the Closing Date. Borrowers, Agent, and the Lenders further acknowledge that effective as of the Closing Date, all interest, fees, expenses, and other Existing Obligations that remain unpaid and outstanding as of the Closing Date will be assumed by Borrowers and remain outstanding and payable under this Agreement and the other Loan Documents. Each Borrower acknowledges that all Obligations outstanding as of the Closing Date constitute valid and binding obligations of such Borrower, without offset, counterclaim, defense, or recoupment of any kind, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditor’s rights generally.
(b)    On the Closing Date, the Existing Credit Agreement will be amended and restated in its entirety by this Agreement and the Existing Credit Agreement will thereafter be of no further force and effect, but this Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or to evidence payment of all of any portion of such obligations and liabilities.

(c)    The terms and conditions of this Agreement and Agent’s and Lenders’ rights and remedies under this Agreement and the other Loan Documents apply to all of the Obligations incurred under the Existing Credit Agreement.
(d)    Each Borrower hereby reaffirms the Liens granted pursuant to the Loan Documents to Agent for the benefit of the Lenders, which Liens will continue in full force and effect during the term of this Agreement and any renewals thereof will continue to secure the Obligations.
(e)    On and after the Closing Date, (i) all references to the Existing Credit Agreement in the Loan Documents (other than this Agreement) will be deemed to refer to the Existing Credit Agreement as amended and restated by this Agreement; (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Loan Document (but not this Agreement) will be deemed amended, mutatis mutandis, to refer to the corresponding provisions of this Agreement; and (iii) except as the context otherwise requires, on and after the Closing Date all references in this Agreement to this Agreement (including for purposes of indemnification and reimbursement fees) will be deemed to be references to the Existing Credit Agreement as amended and restated by this Agreement.
(f)    The amendment and restatement effected by this Agreement is limited as written and is not a consent to any other amendment, restatement, or waiver or other modification, whether or not similar, and except as expressly provided in this Agreement or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended by this Agreement or by any other Loan Document.
1.10Rates
. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2.LOANS AND TERMS OF PAYMENT.
2.1Revolver Advances
.

(a)    Subject to the terms and conditions of this Agreement, from the date hereof and through but excluding the Maturity Date, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i)such Lender’s Revolver Commitment, or
(ii)such Lender’s Pro Rata Share of an amount equal to the lesser of:
(1)the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, and
(2)the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time up to but excluding the Maturity Date. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable as a result of the exercise of the remedies during the existence of an Event of Default (or automatically with respect to the Events of Default set forth in Sections 8.4 and 8.5 of this Agreement) pursuant to the terms of this Agreement.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves (“Reserves”) from time to time against the Borrowing Base (or, in the case of the Maximum Revolver Amount any Priority Reserves) in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) Reserves in an amount equal to the Bank Product Reserve Amount, and (ii) Reserves with respect to (A) sums that any Loan Party is required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a Permitted Purchase Money Lien, the interest of a lessor under a Finance Lease, or a Lien upon any Notes Priority Collateral Assets securing Permitted Senior Indebtedness, if any), which Lien or trust, in the Permitted Discretion of Agent would be reasonably likely to have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under Applicable Law) in and to such item of the Collateral, and (C) unpaid liabilities owing by Borrowers to vendors with respect to purchases of logs and timber and Collateral subject to a Licensor’s Intellectual Property rights with respect to which Borrowers have not obtained a Collateral Access Agreement and contingent obligations in respect of surety bonds that could take priority over the Obligations or Agent’s Lien on the Collateral. In addition, during a Cash Dominion Trigger Period, Agent may review and adjust any calculation of the Availability or the Borrowing Base in any Borrowing Base Certificate to reflect Agent’s reasonable estimate of declines in the value of any Collateral (due to Collections received in any Controlled Deposit Account or otherwise); to adjust advance rates to reflect changes in dilution, quality, mix, and other factors affecting Collateral; and to the extent that any such calculation is not in accordance with this Agreement or does not accurately reflect any Reserves.
(d)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any Reserves shall be determined by the Agent from to time, acting in its Permitted Discretion; provided that circumstances, conditions, events, or contingencies arising prior to the Original Closing Date of which Agent has actual knowledge prior to the Original Closing Date shall not be the basis for any new establishment or modification of any Reserve unless such circumstances, conditions, events, or contingencies shall have changed since the Original Closing Date.
2.2Term Loan
. An existing term loan in the original aggregate principal amount of $50,000,000 (the “Existing Term Loan”) was advanced to the Borrowers on May 15, 2015 and remains outstanding immediately prior to the Eighth Amendment Effective Date. Subject to the terms and conditions of this Agreement, on the ~~Closing~~Eighth Amendment Effective Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to ~~make~~convert, exchange and “cashless roll” its Pro Rata Share of the Existing Term Loan for an equivalent amount of new term loans (collectively, the “Term Loan”) to Borrowers ~~in an amount equal to~~, such ~~Lender’s Pro Rata Share~~that as of the ~~Term Loan Amount by making the amount of~~Eighth Amendment Effective Date (a) each Lender with a Term Loan Commitment shall hold an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount ~~available to Agent in immediately available funds, to the Deposit Account of Agent identified with such Lender’s name on Schedule A-1, not later than 2:00 p.m. (Chicago time) on the Closing Date. After Agent’s receipt of the proceeds of the Term Loan, Agent shall make the proceeds thereof available to Borrowers on the Closing Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account~~in accordance with this Agreement and (b) the entire amount of the Existing Term Loan shall be deemed repaid simultaneously with the borrowing of the Term Loan, with each Lender with a Term Loan Commitment hereby irrevocably agreeing to accept, in lieu of cash for the outstanding principal amount of its Existing Term Loan so prepaid, an equal principal amount of the Term Loan in accordance with this Agreement; provided that (x) each such Lender with a Term Loan Commitment hereby waives its right to any compensation for Funding Losses pursuant to Section 2.12(b)(ii) of this Agreement with respect to the conversion, exchange and “cashless roll” of its portion of the Existing Term Loan; and (y) the Borrowers agree to pay to the Agent, on the first interest payment date for the Term Loan pursuant to Section 2.12(a) (or otherwise, to the extent applicable, pursuant to Section 2.6(d)) following the Eighth Amendment Effective Date and for the ratable benefit of the Lenders holding a portion of the Existing Term Loan, all accrued and unpaid interest on the Existing Term Loan to the Eighth Amendment Effective Date. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Term Loan Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations. Any Term Loan Lender may request that any portion of its Term Loan Commitment or the Term Loan made by it be evidenced by one or more promissory notes. In such event, Borrowers shall promptly execute and deliver to such Term Loan Lender the requested promissory notes payable to the order of such Term Loan Lender in substantially the form attached hereto as Exhibit N-1. Thereafter, the portion of the Term Loan Commitments and Term Loan evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.3Borrowing Procedures and Settlements.
(a)Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal). Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than noon (Chicago time) (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is ~~1 Business Day prior to~~ the requested Funding Date in the case of a request for a Base Rate Loan, (iii) on the U.S. Government Securities Business Day that is two U.S. Government Securities Business Days prior to the requested Funding Date in the case of a request for a Term SOFR Loan, (iv) on the U.S. Government Securities Business Day that is two U.S. Government Securities Business Days prior to the requested Funding Date in the case of a request for a Daily Simple SOFR Loan that is not a Swing Loan and (~~iii~~v) on the Business Day that is 3 Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing~~,~~ and (B) the requested Funding Date, which shall be a Business Day; provided~~, however~~, that ~~if Swing Lender is not obligated to~~

~~make a Swing Loan as to a requested Borrowing, such notice must be~~Agent may, in its sole discretion, elect to accept as timely requests that are received ~~by Agent no~~ later than noon (Chicago time) on the applicable Business Day ~~prior to the date that is the requested Funding Date~~or U.S. Government Securities Business Day, as applicable. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Advance. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, each Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
(b)Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed an amount equal to the greater of (A) $25,000,000 and (B) 10% of the Maximum Revolver Amount, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to as “Swing Loans”; and any such Swing Loan made pursuant to clause (ii) of this Section 2.3(b) being referred to as an “Excess Swing Loan”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest ~~in accordance with Section 2.12~~at the rate applicable from time to time to Advances that are Daily Simple SOFR Loans.
(c)Making of Loans.
(i)In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders with a Revolver Commitment~~, not later than 3:00 p.m. (Chicago time) on the Business Day immediately preceding the Funding Date applicable thereto,~~ by telecopy, telephone, or other similar form of transmission, of the requested Borrowing; such notification to be sent on the Business Day or U.S. Government Securities Business Day, as applicable, that is (A) in the case of a Base Rate Loan, ~~at least 1~~prior to noon (Chicago time) on the Business Day ~~prior to~~that is the requested Funding Date, ~~or~~ (B) in the case of a ~~LIBOR Rate~~Term SOFR Loan, prior to ~~1:00 p~~noon (Chicago time) at least two U.~~m~~S. Government Securities Business Days prior to the requested Funding Date or (C) in the case of a Daily Simple SOFR Loan, prior to noon (Chicago time) at least ~~3~~two U.S. Government Securities Business Days prior to the requested Funding Date. Each Lender with a Revolver Commitment shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than noon (Chicago time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not be obligated to (but may in its discretion) request any Lender with a Revolver Commitment to make any Advance if it has knowledge that, and no such Lender shall have the obligation to make any Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)Unless Agent receives notice from a Lender with a Revolver Commitment prior to 11:00 a.m. (Chicago time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender with a Revolver Commitment has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender with a Revolver Commitment shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall no later than noon (Chicago time) on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with a Revolver Commitment with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available and is made available to Borrowers on such date, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, and such amount has been advanced to Borrowers, then Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.
(d)Protective Advances and Optional Overadvances.
(i)Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders (in an aggregate amount for all such Advances taken together and outstanding at any one time not exceeding the greater of (x) $25,000,000 and (y) 10% of the Maximum Revolver Amount) that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).
(ii)Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than the greater of (x) $25,000,000 and (y) 10% of the Maximum Revolver Amount, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. Unless otherwise agreed to in writing by the Required Lenders: (x) if any Overadvance remains outstanding for more than 30 days, Borrowers shall immediately repay Advances in an amount sufficient to eliminate all such Overadvances, and (y) after the date all Overadvances have been eliminated, there must be at least five consecutive days without the existence of any Overadvances before intentional Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) or Section 2.3(g), as applicable, for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder~~, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan~~ and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on written demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are ~~Base Rate~~Daily Simple SOFR Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.
(iv)Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to the greater of (x) $25,000,000 and (y) 10% of the Maximum Revolver Amount; and (B) to the extent any Protective Advance causes the aggregate Revolver Usage (excluding amounts charged to the Loan Account for interest, fees, or other Lender Group Expenses) to exceed the Maximum Revolver Amount (any such portion of such Protective Advance in excess of the Maximum Revolver Amount being referred to as an “Excess Protective Advance”), such Excess Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
(e)Settlement. It is agreed that each applicable Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders with a Revolver Commitment agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders with a Revolver Commitment as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
(i)Agent shall request settlement (“Settlement”) with the Lenders with a Revolver Commitment on a weekly basis (and, solely with respect to Excess Swing Loans, on the Business Day immediately following the day on which Swing Lender makes any Excess Swing Loan), or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances or Overadvances, and (3) with respect to Borrowers’ Collections or payments received, as to each by notifying the Lenders with a Revolver Commitment by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. (Chicago time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, Overadvances and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Swing Loans, Overadvances, and Protective Advances) made by a Lender with a Revolver Commitment that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. (Chicago time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, Overadvances and Protective Advances), and (z) if the amount of the Advances (including Swing Loans, Overadvances, and Protective Advances) made by a Lender with a Revolver Commitment is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. (Chicago time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans, Overadvances, or Protective Advances and, together with the portion of such Swing Loans, Overadvances, or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender with a Revolver Commitment on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)In determining whether a Lender’s balance of the Advances, Swing Loans, Overadvances, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, Overadvances, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the applicable Lenders hereunder, and proceeds of Collateral.
(iii)Between Settlement Dates, Agent, to the extent Protective Advances, Overadvances, or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances, Overadvances, or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances, Overadvances, or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders with a Revolver Commitment, and Agent shall pay to the Lenders with a Revolver Commitment (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances and Overadvances, and each Lender with a Revolver Commitment with respect to the Advances other than Swing Loans, Overadvances, and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders with a Revolver Commitment, as applicable.
(iv)Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances (and portion of the Term Loan, as applicable) owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances and Overadvances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full (other than indemnities and other contingent Obligations not then due and payable), to such Defaulting Lender in accordance with tier (N) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, however, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the non-Defaulting Lenders, Agent, Issuing Lender, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent, Issuing Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern to the extent of such conflict.
(h)Independent Obligations. All Advances (other than Swing Loans, Overadvances, and Protective Advances) shall be made by the Lenders with a Revolver Commitment contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4Payments; Reductions of Commitments; Prepayments; Increase in Maximum Revolver Amount.
(a)Payments by Borrowers.
(i)Except as otherwise expressly provided herein, all payments by any Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:00 p.m. (Chicago time) on the date specified herein. Any payment received by Agent in immediately available funds in Agent’s Account later than 1:00 p.m. (Chicago time) shall be deemed to have been received (unless Agent, in its sole discretion elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)Apportionment and Application.
(i)So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a

Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv) and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.
(ii)At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(1)first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full;
(2)second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full;
(3)third, to pay interest due in respect of all Protective Advances (other than Excess Protective Advances) until paid in full;
(4)fourth, to pay the principal of all Protective Advances (other than Excess Protective Advances) until paid in full;
(5)fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full;
(6)sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full;
(7)seventh, to pay interest accrued in respect of the Swing Loans until paid in full;
(8)eighth, to pay the principal of all Swing Loans until paid in full;
(9)ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) and the Term Loan until paid in full;
(10)tenth, ratably (i) to pay the principal of all Advances (other than Protective Advances) until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by Applicable Law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by Applicable Law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance reasonably satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Priority Obligations, and (iv) to pay the outstanding principal balance of the Term Loan until the Term Loan is paid in full;

(11)eleventh, to pay interest due in respect of all Excess Protective Advances until paid in full;
(12)twelfth, to pay the principal of all Excess Protective Advances until paid in full;
(13)thirteenth, ratably to pay any other Obligations (including, without limitation, any remaining Bank Product Obligations) other than Obligations owed to Defaulting Lenders;
(14)fourteenth, ratably to pay any Obligations owed to Defaulting Lenders; and
(15)fifteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.
(iii)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv)In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern to the extent of such conflict.
(c)Reduction of Commitments.
(i)Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount not less than the greater of (x) $100,000,000 and (y) the sum of (i) the Revolver Usage as of such date, plus (ii) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (iii) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to $100,000,000 and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $105,000,000), shall be made by providing not less than ten (10) Business Days’ prior written notice to Agent (or such shorter period as is acceptable to Agent in its discretion) and shall be irrevocable provided that such reduction may be subject to a condition consisting of the closing and availability of funds under any financing facility or securities issuable. Once reduced, the

Revolver Commitments may not be increased, except in accordance with Section 2.4(g). Unless otherwise agreed in writing among Borrowers, Agent and each Lender directly affected thereby, each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.
(ii)Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan.
(d)Optional Prepayment.
(i)Advances. Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.
(ii)Term Loan. Borrowers may, upon at least five (5) Business Days’ prior written notice to Agent (or such shorter period as is acceptable to Agent and to the Term Loan Sub-Agent in their respective discretion), prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the outstanding balance of principal due on the Term Loan.
(e)Mandatory Prepayments. If, at any time, (i) the Revolver Usage on such date exceeds (ii) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess Amount”), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the Borrowing Base Excess Amount.
(f)Application of Payments. Each prepayment pursuant to Section 2.4(e) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and third, to the outstanding principal amount of the Term Loan until paid in full, and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the outstanding balance of principal due on the Term Loan.
(g)Increase in Maximum Revolver Amount.
(i)Notwithstanding any increase in the Maximum Revolver Amount consummated prior to the Sixth Amendment Effective Date, including pursuant to that certain Joinder and Revolver Increase Agreement Regarding Amended and Restated Credit Agreement dated as of June 30, 2016 among Zions Bancorporation, N.A. (successor to ZB, N.A.) DBA Zions First National Bank, Agent, Boise Cascade and the Subsidiaries of Boise Cascade identified as Borrowers on the signature pages thereof, and provided there exists no Default, upon notice to Agent (which shall promptly notify the Revolving Lenders), Borrowers may from time to time, on up to three occasions, request an increase in the Maximum Revolver Amount by an amount (for all such requests) not exceeding $50,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice, Administrative Borrower (in consultation with Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).
(ii)Each Revolving Lender shall have the right, but shall be under no obligation, to participate in any requested increase in the Maximum Revolver Amount under this Section 2.4(g). Each Revolving Lender shall notify Agent within the time period specified in accordance with Section 2.4(g)(i) whether or not it agrees to increase its Revolver Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment.
(iii)Agent shall notify Borrowers and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of Agent, Issuing Lender, and Swing Lender (which approvals shall not be unreasonably withheld), Borrowers may also invite additional Eligible Transferees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent.
(iv)If the Maximum Revolver Amount is increased in accordance with this Section 2.4(g), Agent and Borrowers shall determine the effective date (the “Revolver Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify Borrowers and Revolving Lenders of the final allocation of such increase and the Revolver Increase Effective Date. Upon the satisfaction of the conditions precedent set forth in Section 2.4(g)(v) on the proposed Revolver Increase Effective Date and, with respect to any new Revolving Lenders participating in the proposed increase, delivery to Agent of a joinder agreement in form and substance reasonably satisfactory to Agent and payment to Agent for Agent’s separate account a processing fee in the amount of $3,500 (unless otherwise agreed by Agent in its discretion), the Maximum Revolver Amount shall be so increased (without any need, for the avoidance of doubt, to meet the requirements of Section 14.1 of this Agreement).
(v)As a condition precedent to any such increase set forth in this Section 2.4(g), Borrowers shall deliver to Agent a certificate of each Loan Party dated as of the Revolver Increase Effective Date signed by the Secretary of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of Borrowers, certifying that, before and after giving effect to such increase, as of the date of such certificate (1) the representations and warranties contained in Section 4 and the other Loan Documents are true and correct in all material respects on and as of the Revolver Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.4(g)(v), the representations and warranties contained in Section 4.18 relating to financial statements shall be deemed to refer to the most recent annual, quarterly, and, if applicable, monthly financial statements furnished pursuant to Section 5.1, and (2) no Default exists. Borrowers shall prepay any Advances outstanding on the Revolver Increase Effective Date to the extent necessary to keep the outstanding Advances ratable with any revised change in the Pro Rata Shares of the Revolving Lenders arising from any non-ratable increase in the Revolver Commitments under this Section 2.4(g).
(vi)This Section shall supersede any provisions in Section 13.2, 14.1, or Section 15.12(b) to the contrary.
2.5Overadvances
. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrowers shall upon demand pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b); provided, however, that in the case of an Overadvance that is caused solely as a result of the charging by Agent of Lender Group Expenses to the Loan Account, Borrowers shall have 3 Business Days from the date of the initial occurrence of such Overadvance to pay to Agent, in cash, the amount of such excess (which period of 3 Business Days shall in no event be duplicative of the 3 Business Days period referenced in Section 8.1(a)). Borrowers promise to pay the Obligations other than in respect of the Term Loan (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than in respect of the Term Loan and other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers promise to pay the Obligations in respect of the Term Loan (including principal, interest, fees, costs, and expenses) in full on the Term Loan Maturity Date or, if earlier, on the date on which the Obligations in respect of the Term Loan become due and payable pursuant to the terms of this Agreement.
2.6Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)Interest Rates. Except as provided in Section 2.6(c), all Obligations which are due and owing under the Loan Documents (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
(i)if the relevant Obligation is a ~~LIBOR Rate~~Daily Simple SOFR Loan, at a per annum rate equal to ~~the LIBOR Rate~~Adjusted Daily Simple SOFR plus the Daily Simple SOFR Margin,
(ii)if the relevant Obligation is a Term SOFR Loan, at a per annum rate equal to Adjusted Term SOFR plus the ~~LIBOR Rate~~Term SOFR Margin, and
(iii)~~(ii)~~ otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
All Advances and Term Loans shall be Daily Simple SOFR Loans, unless (A) made as Term SOFR Loans pursuant to Section 2.2 or Section 2.3(c) (as applicable), (B) converted or continued as Term SOFR Loans as provided in Section 2.12 or (C) converted to Base Rate Loans as provided in Section 2.12(d).
(b)Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment), a Letter of Credit fee (the “Letter of Credit Fee”) (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(k)) which shall accrue at a per annum rate equal to the ~~LIBOR Rate~~Term SOFR Margin for Advances times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
(c)Default Rate. Upon the occurrence and during the continuation of an Event of Default at the election of the Required Lenders,
(i)all Obligations which are due and owing under the Loan Documents (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
(ii)the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d)Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k), Section 2.12(a) or in any other term or condition of any Loan Document or Bank Product Agreement, (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees)~~, all costs and expenses then due and payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses~~ shall be due and payable, in arrears, on each Interest Payment Date applicable thereto; provided, that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first day of each month ~~at any time that Obligations (other than indemnities and other contingent Obligations not then due and payable) or Commitments are outstanding and~~, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each quarter; provided, that~~, in the case of any portion of the outstanding Term Loan that is a LIBOR Rate Loan, all interest thereon payable hereunder~~ if an Event of Default has occurred and is continuing, such Letter of Credit Fees shall be due and payable, in arrears, on the ~~last~~first Business Day of each month, and (iii) all costs and expenses then due and payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the ~~Interest Period~~month following the date on which the applicable ~~thereto~~costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Each Borrower hereby authorizes Agent, from time to time without prior notice to ~~such Borrower~~Borrowers, to charge ~~all interest,~~to the Loan Account (A) on each Interest Payment Date (or, if an Event of Default has occurred and is continuing, on the first day of each month), all interest accrued during the prior month or quarter (or if an Event of Default has occurred and is continuing, month) (as applicable) on the Advances or the Term Loan hereunder, (B) on the first Business Day of each quarter (or, if an Event of Default has occurred and is continuing, on the first Business Day of each month), all Letter of Credit Fees~~, and all other fees payable~~ accrued or chargeable hereunder ~~or under any of~~during the ~~other Loan Documents (in each case,~~prior quarter (or, if an Event of Default has occurred and is continuing, during the prior month), (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable~~)~~, all ~~costs and expenses~~other fees payable hereunder or under any of the other Loan Documents, (~~in each case,~~F) as and when incurred or accrued ~~or incurred), and~~, all other Lender Group Expenses ~~(as and when accrued or incurred), all charges, commissions, fees, and costs provided for in Section 2.11(k) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred)~~, and (G) as and when due and payable, ~~and~~ all other payment obligations ~~as and when due and~~ payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products ~~for which the Bank Product Provider has requested that Agent charge to the Loan Account) to the Loan Account, which~~). All amounts ~~thereafter shall constitute Advances hereunder and, initially, shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any~~(including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement ~~for which the Bank Product Provider has requested that Agent charge to the Loan Account that are~~) charged to the Loan Account shall thereupon constitute Advances hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Advances that are ~~Base Rate~~Daily Simple SOFR Loans (unless and until converted into ~~LIBOR Rate~~Term SOFR Loans in accordance with the terms of this Agreement).
(e)Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
(g)Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.
2.7Crediting Payments
.
(a)The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:00 p.m. (Chicago time). If any payment item is received into Agent’s Account on a non-Business Day or after 1:00 p.m. (Chicago time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
(b)[Intentionally Omitted].
2.8Designated Account
. Agent is authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9Maintenance of Loan Account; Statements of Obligations
. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan, all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for any Borrower’s account, the Letters of Credit issued or arranged by Issuing Lender for any Borrower’s account, and with all other payment Obligations, in each case hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for any Borrower’s account. Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
2.10Fees
. Borrowers shall pay to Agent (or, in the case of clause (d) below, directly to the Term Loan Sub-Agent),
(a)for the account of Agent, as and when due and payable under the terms of the Fee Letter in favor of Agent, the fees set forth in such Fee Letter.

(b)for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Original Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee (the “Unused Line Fee”) in an amount equal to the applicable Unused Line Fee Rate times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or pro-rated portion thereof).
(c)audit, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrowers performed by personnel employed by Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus out of pocket expenses for the establishment of electronic collateral reporting systems (not to exceed $10,000 in the aggregate), and (iii) the actual out-of-pocket charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers or their Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrowers’ or their Subsidiaries’ business valuation; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent (x) with respect to audits, for more than 1 audit during any calendar year, provided that if, as of any date of determination, Average Excess Availability (for the most recently ended four fiscal quarters) exceeds $~~200,000,000~~250,000,000, Agent may (in its sole discretion) waive such one-time reimbursement obligation of Borrowers for such calendar year; and (y) with respect to appraisals of the Collateral, for more than 1 appraisal of each type of Collateral during any calendar year, provided that if, as of any date of determination, Average Excess Availability (for the most recently ended four fiscal quarters) exceeds $~~200,000,000~~250,000,000, Agent may (in its sole discretion) waive each such one-time reimbursement obligation of Borrowers for such calendar year; provided, further, that, for the avoidance of doubt, Borrowers acknowledge and agree that Agent (or its designee(s)) will conduct not less than 1 such audit and not less than 1 such appraisal of each type of Collateral following the Sixth Amendment Effective Date and prior to January 1, 2021 in respect of each of which Borrowers shall reimburse Agent to the extent required pursuant to the terms of this Section 2.10(c).
(d)for the account of the Term Loan Sub-Agent, as and when due and payable under the terms of the Term Loan Sub-Agent Fee Letter, the fees set forth in such Fee Letter.
2.11Letters of Credit.
(a)Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. If Issuing Lender, at its option (and, if other than WFCF, with Borrowers’ consent), elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by each Borrower that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Lender via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Lender and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Lender’s authentication procedures with results satisfactory to Issuing Lender. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Lender and (i) shall specify (A) the amount of such Letter of

Credit, (B) the date of issuance, amendment, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent, Issuing Lender or Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender or Underlying Issuer, as applicable, generally requests for Letters of Credit in similar circumstances. Issuing Lender’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Lender may, but shall not be obligated to, issue a Letter of Credit or cause the issuance of a Letter of Credit or issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Borrowers in respect of (x) a lease of real property, or (y) an employment contract.
(b)Issuing Lender shall have no obligation to issue, or cause to be issued, a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(i)the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of Advances (inclusive of Swing Loans) at such time, or
(ii)the Letter of Credit Usage would exceed $75,000,000, or
(iii)the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).
(c)In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Lender shall not be required to issue or cause the issuance of such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Lender shall have no obligation to issue or extend, or cause the issuance or extension of, a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank or Underlying Issuer from issuing such Letter of Credit, or any law applicable to Issuing Lender or Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender or Underlying Issuer shall prohibit or request that Issuing Lender or Underlying Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender or Underlying Issuer applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.
(d)Any Issuing Lender (other than WFCF or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Lender or an Underlying Issuer issues any Letter of Credit. In addition, each Issuing Lender (other than WFCF or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Lender or any Underlying Issuer during the prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Original Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of Borrowers on the Original Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender or Underlying Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender or an Underlying Issuer makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit

Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Advances that are ~~Base Rate~~Daily Simple SOFR Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Lender, then to such Revolving Lenders and Issuing Lender as their interests may appear.
(e)Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment or extension of a Letter of Credit or a Reimbursement Undertaking) and without any further action on the part of Issuing Lender or the Revolving Lenders, Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Lender, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Lender and each Underlying Issuer, and each of their respective branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Lender and each Underlying Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, loss, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Each

Borrower agrees to be bound by any Underlying Issuer’s regulations and interpretations of any applicable Letter of Credit or by any Issuing Lender’s interpretations of any applicable Reimbursement Undertaking even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that no member of the Lender Group and no Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the Reimbursement Undertakings may require the Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by a Borrower against such Underlying Issuer, and each Borrower acknowledges that the same shall constitute Letter of Credit Indemnified Costs. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)The liability of Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit or Reimbursement Undertaking (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Lender’s or such other Letter of Credit Related Person’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to ~~Base Rate~~Advances that are Daily Simple SOFR Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit or Reimbursement Undertaking shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Lender to effect a cure.
(h)Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Lender or Underlying Issuer, irrespective of any assistance Issuing Lender or Underlying Issuer may provide such as drafting or recommending text or by Issuing Lender’s or Underlying Issuer’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Lender and/or Underlying Issuer, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Lender to issue or cause to be issued a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Lender and/or any Underlying Issuer; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Lender, Underlying Issuer, and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Lender or Underlying Issuer in connection therewith and shall promptly notify Issuing Lender (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Lender or Underlying Issuer) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Lender or Underlying Issuer is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Lender or Underlying Issuer, in either case, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent, Issuing Lender, and Underlying Issuer at least 30 calendar days before Issuing Lender or Underlying Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.
(i)Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever; provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Lender or such Underlying Issuer, as applicable, from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Lender arising under, or in connection with, this Section 2.11 or any Letter of Credit or Reimbursement Undertaking.
(j)Without limiting any other provision of this Agreement, Issuing Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and the rights and remedies of Issuing Lender and such other Letter of Credit Related Person (if applicable) against Borrowers and the obligation of Borrowers to reimburse Issuing Lender or such other Letter of Credit Related Person (if applicable) for each drawing under each Letter of Credit shall not be impaired by:
(i)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Lender’s or Underlying Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Lender or Underlying Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;
(vii)any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Lender or Underlying Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Lender or Underlying Issuer if subsequently Issuing Lender or Underlying Issuer or any court or other finder of fact determines such presentation should have been honored;
(xii)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor;
(xiii) honor of a presentation that is subsequently determined by Issuing Lender or Underlying Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)Borrowers shall pay immediately upon demand to Agent for the account of Issuing Lender as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Lender or Underlying Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations). Each Borrower acknowledges and agrees that any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender or Underlying Issuer relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is 0.15% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time (as agreed to by the Issuing Lender and Borrowers), and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(l)If by reason of (x) any Change in Law, or (y) compliance by Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or
(ii)there shall be imposed on Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit, Reimbursement Undertaking, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender, any other member of the Lender Group, or Underlying Issuer of issuing, making, participating in, or maintaining any Letter of Credit or Reimbursement Undertaking or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Lender, any other member of the Lender Group, or Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to ~~Base Rate~~Advances that are Daily Simple SOFR Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.
(n)If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage~~. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Advances the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied)~~.
(o)Unless otherwise expressly agreed by Issuing Lender, Underlying Issuer and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(p)Each of Issuing Lender and Underlying Issuer shall be deemed to have acted with due diligence and reasonable care if Issuing Lender’s or Underlying Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(q)In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
(r)The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.
(s)At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Lender such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Lender to enable Issuing Lender to issue, or cause to be issued, any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Lender’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application. Each Borrower irrevocably appoints Issuing Lender and each Underlying Issuer as its attorney-in-fact and authorizes Issuing Lender and such Underlying Issuer, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
~~2.12    LIBOR Rate.~~
~~(a)    Interest and Interest Payment Dates. Except as provided in Section 2.3(d), Section 2.12(b), and Section 2.12(d)(ii), the Term Loan and all Advances shall bear interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.6(d).~~
~~(b)    Conversion; Prepayment.~~
~~(i)    Borrowers may (A) convert LIBOR Rate Loans to Base Rate Loans at any time, or (B) prepay LIBOR Rate Loans at any time.~~
2.12Term SOFR Option.
(a)Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon Adjusted Daily Simple SOFR, Borrowers shall have the option, subject to Section 2.12(b) below (the “Term SOFR Option”) to have interest on all or a portion of the Advances (other than Swing Loans) or the Term Loan be charged (whether at the time when made pursuant to Section 2.2 or Section 2.3(c) (as applicable) (unless otherwise provided herein) or upon (x) conversion from a Daily Simple SOFR Loan to a Term SOFR Loan or (y) continuation of a Term SOFR Loan as a Term SOFR Loan) at a rate of interest based upon Adjusted Term SOFR. Interest on SOFR Loans shall be payable on the earliest of (i) the Interest Payment Date applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. Unless Borrowers have properly exercised the Term SOFR Option with respect to a Term SOFR Loan, prior to the end of the applicable Interest Period thereto, such Term SOFR Loan shall be automatically converted to a Daily Simple SOFR Loan as of the last day of such Interest Period. At any time that an Event of Default has occurred and is continuing, at the written election of Agent or the Required Lenders, Borrowers no longer shall have the option to request that Advances or any portion of the Term Loan bear interest at any rate based upon Adjusted Term SOFR.
(b)Term SOFR Election.
(i)Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the Term SOFR Option during the continuance of such Event of Default, elect to exercise the Term SOFR Option by notifying Agent prior to noon (Chicago time) at least two U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the “Term SOFR Deadline”). Notice of Borrowers’ election of the Term SOFR Option for a permitted portion of the Advances (other than Swing Loans) or the Term Loan pursuant to this Section shall be made by delivery to Agent of a Term SOFR Notice received by Agent before the Term SOFR Deadline and such Term SOFR Notice shall specify (A) the Loans to be converted or continued, and the last day of the Interest Period thereto, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued and (D) the Interest Period applicable to such converted or continued Term SOFR Loan. If the Borrowers request a conversion to, or continuation of, a Term SOFR Loan, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month. Promptly upon its receipt of each such Term SOFR Notice, Agent shall provide a notice thereof to each of the affected Lenders.
(ii)~~Any written election made by a Borrower to convert a LIBOR Rate Loan to a Base Rate Loan or a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable and binding upon the Borrowers.~~Each Term SOFR Notice shall be irrevocable and binding on Borrowers. In connection with each Term SOFR Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any Term SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).
(iii)~~At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, all LIBOR Rate Loans shall immediately be converted to Base Rate Loans.~~ A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a Term SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the Interest Payment Date, and apply such amounts to the payment of the applicable Term SOFR Loan on such Interest Payment Date, it being agreed that Agent has no obligation to so defer the application of payments to any Term SOFR Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iv)~~Any LIBOR Rate Loan which is converted to a Base Rate Loan pursuant to clause (i) above shall continue as a Base Rate Loan until the Administrative Borrower provides written notice that such Base Rate Loan shall be converted to a LIBOR Rate Loan. Such written notice shall be provided to Agent at least 1 Business Day prior to the date of conversion of such Base Rate Loan. Any LIBOR Rate Loan which is converted to a Base Rate Loan pursuant to clause (iii) above shall continue as a Base Rate Loan until the Event of Default is no longer continuing, at which time, it shall be converted to a LIBOR Rate Loan, unless otherwise elected by a Borrower.~~Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than five Term SOFR Loans in effect at any given time. Borrowers may only exercise the Term SOFR Option for proposed Term SOFR Loans of at least $1,000,000.
(c)~~[Intentionally Omitted]~~Conversion; Prepayment. Borrowers may prepay SOFR Loans at any time; provided, that in the event that Term SOFR Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).
(d)Special Provisions Applicable to ~~LIBOR Rate~~Benchmark Availability.
(i)~~The LIBOR Rate~~Adjusted Daily Simple SOFR or Adjusted Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs ~~to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in Applicable Law~~ (other than ~~changes in laws relative to~~ Taxes~~,~~ which shall be governed by Section 16 ~~and such matters governed by Section 2.11(f), Section 2.11(l), and Section 2.13 of this Agreement)~~), in each case, due to changes in applicable law occurring subsequent to (x) in the ~~Closing Date, and changes~~case of Daily Simple SOFR Loans, the making of, conversion to, or continuation of the applicable Daily Simple SOFR Loans and (y) in the case of Term SOFR Loans, the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at ~~the LIBOR Rate~~Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (~~y~~A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting ~~such LIBOR Rate~~Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, and the method for determining the amount of such adjustment, or (~~z~~B) repay the ~~LIBOR Rate Loans~~applicable Daily Simple SOFR Loans or Term SOFR Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law~~,~~ shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain ~~LIBOR Rate~~SOFR Loans or to continue such funding or maintaining, or to determine or charge interest rates at ~~the LIBOR~~Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and, notwithstanding anything herein to the contrary, (~~y~~A) ~~in the case of~~if such unlawfulness or impracticality relates to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then (x) any ~~LIBOR Rate~~Term SOFR Loans of such Lender that are outstanding~~, the date specified in such Lender’s notice shall~~ will be deemed to ~~be the last day of such LIBOR Rate~~have been converted to Daily Simple SOFR Loans (if such rate is lawful and practical) on the last day of the applicable Interest Period, if such Lender may lawfully continue to maintain such Term SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and thereafter interest upon the ~~LIBOR Rate~~Term SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to ~~Base Rate~~Daily Simple SOFR Loans~~,~~ and (~~z~~y) Borrowers shall not be entitled to ~~have the~~elect Adjusted Term ~~Loan or Advances bear interest based upon the LIBOR Rate~~SOFR until such Lender determines that it would no longer be unlawful or impractical to do so, (B) if such unlawfulness or impracticality relates to Adjusted Daily Simple SOFR or SOFR, then (x) any Daily Simple SOFR Loans of such Lender that are outstanding will be deemed to have been converted to Term SOFR Loans (if such rate is lawful and practical) with a tenor of one month immediately and thereafter interest upon the Daily Simple SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Term SOFR Loans and (y) Borrowers shall be required to elect

Adjusted Term SOFR until such Lender determines that it would no longer be unlawful or impractical to fund or maintain Daily Simple SOFR Loans or to continue such funding or maintaining, or to determine or charge interest rates at Adjusted Daily Simple SOFR or SOFR and (C) if such unlawfulness or impracticality relates to both the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR and Adjusted Daily Simple SOFR or SOFR, then (x) any SOFR Loans of such Lender that are outstanding, such SOFR Loans of such Lender will be deemed to have been converted to Base Rate Loans (1) with respect to any Daily Simple SOFR Loans, immediately and (2) with respect to any Term SOFR Loans on the last day of the applicable Interest Period, if such Lender may lawfully continue to maintain such Term SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and thereafter interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans and (y) Borrowers shall not be entitled to elect Adjusted Daily Simple SOFR or Adjusted Term SOFR until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)~~Effect of~~ Benchmark ~~Transition Event~~Replacement Setting.
(1)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable~~, Agent and Administrative Borrower may amend this Agreement to replace the ~~LIBOR Rate~~then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. ~~Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment.~~ No replacement of ~~the LIBOR Rate~~a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.
(2)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(3)Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (~~1~~A) the implementation of any ~~occurrence of a~~ Benchmark ~~Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3~~Replacement and (B) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Administrative Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(4) and (~~4~~y) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).
(4)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(5)~~(4)~~ Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) Administrative Borrower may revoke any pending request for a ~~LIBOR Borrowing~~borrowing of, conversion to or continuation of ~~LIBOR Rate~~any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a ~~Borrowing~~borrowing of or conversion to Base Rate Loans~~. During~~ and (B) any ~~Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate~~outstanding affected SOFR Loans will ~~not~~ be ~~used in any determination of the Base Rate~~deemed to have been converted to Base Rate Loans (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period.
(e)No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to ~~acquire eurodollar deposits to fund or otherwise~~ match fund any Obligation as to which interest accrues at ~~the LIBOR~~Adjusted Daily Simple SOFR, SOFR, Adjusted Term SOFR or the Term SOFR Reference Rate.
2.13Capital Requirements
.
(a)If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Administrative Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)If any Lender requests additional or increased costs referred to in Section 2.11(l), Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use commercially reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining ~~LIBOR Rate~~SOFR Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain ~~LIBOR Rate~~SOFR Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain ~~LIBOR Rate~~SOFR Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.
2.14Joint and Several Liability of Borrowers.
(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations; provided, however, that each Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering this Section, as it relates to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
(d)The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.
(e)Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.
(f)Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied (other than indemnities and other contingent Obligations not then due and payable). If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.
(h)Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash (other than indemnities and other contingent Obligations not then due and payable). Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than indemnities and other contingent Obligations not then due and payable) and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash (other than indemnities and other contingent Obligations not then due and payable) before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor (other than payment made in obligations (including securities similarly subordinated)).
(i)Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default and receipt of the written request of Agent, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).
2.15Term Loan Purchase Option.
(a)Upon the occurrence and during the continuation of a Term Loan Purchase Option Triggering Event, then, in any such case, any one or more of the Revolving Lenders (acting in their individual capacity or through one or more Affiliates) shall have the right, but not the obligation (each Revolving Lender having a ratable right to make the purchase, with each Revolving Lender’s right to purchase being automatically proportionately increased by the amount not purchased by another Revolving Lender), upon 10 Business Days advance written notice from any or all Revolving Lenders (a “Purchase Notice”) to Agent and each Term Loan Lender to acquire from the Term Loan Lenders all (but not less than all) of the right, title, and interest of the Term Loan Lenders in and to the Obligations and the Loan Documents. The Purchase Notice, if given, shall be irrevocable.
(b)On the date specified by the Revolving Lenders in the Purchase Notice (which shall not be more than 10 Business Days after the receipt by Agent of the Purchase Notice), the Term Loan Lenders shall sell to the purchasing Revolving Lenders and the purchasing Revolving Lenders shall purchase from the Term Loan Lenders, all (but not less than all) of the right, title, and interest of the Term Loan Lenders in and to the Obligations and the Loan Documents. During the period of up to 10 Business Days referred to in the immediately preceding sentence, the Term Loan Lenders agree to not request nor vote for any action on the part of the Required Lenders or Agent to declare the Obligations due and payable prior to the scheduled maturity thereof nor exercise any rights and remedies under the Loan Documents or under Applicable Law, to the extent such action has not been implemented prior to such period, in each case, without the prior written consent of the purchasing Revolving Lenders.

(c)On the date of such purchase and sale, purchasing Revolving Lenders shall (i) pay to Agent, for the benefit of the Term Loan Lenders, as the purchase price therefor (the “Purchase Price”) 100% of the outstanding balance with respect to the Term Loan, including, without limitation, principal, interest accrued and unpaid thereon, and any unpaid fees (other than any prepayment or commitment reduction premium; any entitlement thereof being only as provided in Section 2.15(d) below), to the extent earned or due and payable in accordance with the Loan Documents, and (ii) reimburse the Term Loan Lenders for all reasonable and documented expenses to the extent earned or due and payable in accordance with the Loan Documents (including the reimbursement of extraordinary expenses, financial examination expenses, and appraisal fees). Such Purchase Price shall be remitted by wire transfer in federal funds to such bank account of Agent, for the benefit of the Term Loan Lenders, as Agent, for the benefit of the Term Loan Lenders, may designate in writing for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by purchasing Revolving Lenders to the bank account designated by Agent, for the benefit of the Term Loan Lenders, are received in such bank account prior to 1:00 p.m. (Chicago time), and interest shall be calculated to and including such Business Day if the amounts so paid by purchasing Revolving Lenders to the bank account designated by Agent, for the benefit of the Term Loan Lenders, are received in such bank account later than 1:00 p.m. (Chicago time). Upon receipt of such Purchase Price from the purchasing Revolving Lenders, Agent shall promptly disburse the same to the Term Loan Lenders in accordance with their respective Pro Rata Shares.
(d)Anything contained in this Section 2.15 to the contrary notwithstanding, in the event that any purchasing Revolving Lender receives any prepayment or commitment reduction premium under the Loan Documents in cash in respect of the Term Loan, within 180 days following the date on which such Revolving Lender pays the Purchase Price for its share of the Term Loan pursuant to this Section 2.15, then such purchasing Revolving Lender shall pay a supplemental purchase price in respect of its purchase under this Section 2.15 in an amount equal to the portion of such prepayment or commitment reduction premium to which the applicable Term Loan Lenders would have otherwise been entitled had the purchase by such purchasing Revolving Lender under this Section 2.15 not occurred.
(e)The Term Loan Lenders shall retain all indemnification rights under the Loan Documents for actions or other matters arising on or prior to the date of such purchase (including, without limitation, all indemnification rights under Section 10.3 hereof).
(f)Such purchase shall be expressly made without representation or warranty of any kind by Term Loan Lenders as to the Obligations so purchased or otherwise and without recourse to any Term Loan Lender, except that each Term Loan Lender shall represent and warrant: (i) that the amount quoted, in writing, by such Term Loan Lender as its portion of the Purchase Price represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (ii) it owns, or has the right to transfer to purchasing Revolving Lenders, the rights being transferred, and (iii) such transfer will be free and clear of Liens. Such purchase shall be documented pursuant to an Assignment and Acceptance.
3.CONDITIONS; TERM OF AGREEMENT.
3.1Conditions Precedent to the Initial Extension of Credit
. The obligation of each Term Loan Lender to make its extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Term Loan Lender, of each of the conditions precedent set forth on Schedule 3.1.
3.2Conditions Precedent to all Extensions of Credit
. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)the representations and warranties of each Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and
(b)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3Maturity
. This Agreement shall continue in full force and effect for a term ending on the Term Loan Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
3.4Effect of Maturity
. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder in respect of Advances shall automatically be terminated and all of the Obligations (other than in respect of the Term Loan) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than in respect of the Term Loan) in full. On the Term Loan Maturity Date, all commitments of the Lender Group to provide additional credit hereunder in respect of the Term Loan shall automatically be terminated and all of the Obligations in respect of the Term Loan immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in respect of the Term Loan in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.5Early Termination by Borrowers
. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. Any such notice may be conditioned upon the effectiveness of other credit facilities or the happening of another event, in which case such notice may be revoked by Borrowers by notice to Agent on or prior to the specified effective date in the event such event does not occur.
4.REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1Due Organization and Qualification; Subsidiaries
.
(a)Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the ~~Sixth~~Eighth Amendment Effective Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.
(c)Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and, in the case of any Subsidiary that is a corporation, is fully paid and non-assessable. None of the Loan Parties has any Material Subsidiary that is not either a Borrower or a Guarantor.
(d)Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrowers’ Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.
4.2Due Authorization; No Conflict.
(a)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
4.3Governmental Consents
. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4Binding Obligations; Perfected Liens
.
(a)Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)Agent’s Liens under the Loan Documents are validly created, perfected (other than (i) Stock of certain CFCs to the extent governed by foreign law, letter of credit rights, and other investment property not held in a securities account, in each case to the extent not required to be perfected hereunder, (ii) money not in possession of Agent, (iii) certain foreign Intellectual Property, (iv) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and (v) any Excluded Property, and subject only to the filing of financing statements and, if applicable, the recordation of the Copyright Security Agreement and the Patent Security Agreement, in each case, in the appropriate filing offices), and first-priority Liens, subject only to Permitted Liens.
4.5Title to Assets; No Encumbrances
. Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other material personal property), all of their material respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number
.
(a)The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(b)The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(c)Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
4.7Litigation
. Except as set forth on Schedule 4.7, there are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries for which, either individually or in the aggregate, there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected to result in a Material Adverse Change.

4.8Compliance with Laws
. Each Loan Party has duly complied, and its properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Change. To the knowledge of the Borrowers after due inquiry, no Inventory has been produced in violation in any material respect of the Fair Labor Standards Act.
4.9No Material Adverse Change
. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any of the Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.
4.10Fraudulent Transfer.
(a)Each Borrower individually is Solvent, and the Loan Parties taken as a whole are Solvent.
(b)No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.11Employee Benefits
.
(a)Except as would not result in a Material Adverse Change: (i) each Plan is in compliance with the applicable provisions of ERISA, the IRC, and other federal and state laws; (ii) each Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS, an application for such a letter is currently being processed by the IRS with respect thereto or such Plan is still within its applicable remedial amendment period for purposes of such an application and, to the knowledge of Borrowers, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification; and (iii) each Loan Party and ERISA Affiliate has made all required contributions due and payable to each Plan subject to Section 412 of the IRC for any plan year ended in 2014 or any prior calendar year by the date on which any such contribution became due and payable, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan.
(b)There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or would reasonably be expected to have a Material Adverse Change.
(c)Except as would not result in a Material Adverse Change: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(d)With respect to any Foreign Plan, except as would not result in a Material Adverse Change: (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable Governmental Authority.
4.12Environmental Condition
. Except as set forth on Schedule 4.12, (a) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law except as would not reasonably be expected to result in a Material Adverse Change, (b) to Borrowers’ knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.
4.13Intellectual Property
. Except as would not reasonably be expected to have a Material Adverse Change, to the knowledge of such Loan Party, each Loan Party and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, and such use does not conflict with, misappropriate, infringe on or violate, in any material respect, the intellectual property rights of others. All registrations of Intellectual Property owned by a Loan Party and set forth on Schedule 4.13 are and, to the Loan Parties’ knowledge, all Intellectual Property exclusively licensed to a Loan Party as of the ~~Sixth~~Eighth Amendment Effective Date, are valid, enforceable, subsisting and unexpired and have not been abandoned, except for such instances that individually or in the aggregate could not reasonably be expected to have a Material Adverse Change. There is no pending or, to the knowledge of any Senior Officer of Borrowers, threatened (in writing) pending Intellectual Property Claim that has been received by, or filed against, a Borrower in within the last three years with respect to any Loan Party, any Subsidiary or any of their Property (including any Intellectual Property) which could reasonably be expected to have a Material Adverse Change. There is no holding or judgment that has been rendered on or after the date that is five years prior to the ~~Sixth~~Eighth Amendment Effective Date by any Governmental Authority or arbitrator in the United States or outside the United States which would limit or cancel the validity or enforceability of any Intellectual Property owned by a Loan Party, or to such Loan Party’s knowledge, any Intellectual Property licensed to a Loan Party which could reasonably be expected to have a Material Adverse Change. To the knowledge of Loan Parties, there are no any unauthorized infringing uses of any item of Intellectual Property owned by any Loan Party that could reasonably be expected to (i) lead to such item becoming invalid or unenforceable and (ii) have a Material Adverse Change. As of the ~~Sixth~~Eighth Amendment Effective Date, no Loan Party or Subsidiary pays or owes, pursuant to a License, any material royalty or other material compensation to any Person with respect to any Intellectual Property. All Registered Intellectual Property owned by any Loan Party or Subsidiary as of the ~~Sixth~~Eighth Amendment Effective Date is shown on Schedule 4.13.
4.14Leases

. Except as would not result in a Material Adverse Change, each Loan Party enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, to the extent being Properly Contested, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
4.15Deposit Accounts and Securities Accounts
. Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person and (c) whether such Deposit Account and/or Securities Account is subject to a Control Agreement in favor of Agent.
4.16Complete Disclosure
. No Loan Document contains any untrue statement of material fact or fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. There is no fact or circumstance that any Loan Party has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Change. As of the ~~Sixth~~Eighth Amendment Effective Date, the information in the Beneficial Ownership Certification is true and correct in all respects.
4.17Material Contracts
. Set forth on Schedule 4.17 is a list of the Material Contracts of each Loan Party as of the ~~Sixth~~Eighth Amendment Effective Date.
4.18Patriot Act
. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.19Indebtedness
. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness (other than (i) trade payables and (ii) Indebtedness not in excess of $5,000,000 in the aggregate) of each Loan Party and each of its Subsidiaries outstanding immediately prior to the ~~Sixth~~Eighth Amendment Effective Date that is to remain outstanding immediately after giving effect to the closing hereunder on the ~~Sixth~~Eighth Amendment Effective Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the ~~Sixth~~Eighth Amendment Effective Date.
4.20Payment of Taxes
. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all similar assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to constitute a Material Adverse Change or to the extent being Properly Contested. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being Properly Contested, except for taxes assessed but not yet due and payable.
4.21Margin Stock
. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.22Governmental Regulation
. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.23OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws
. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).
4.24Employee and Labor Matters
. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened in writing against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries, in each case, that could reasonably be expected to result in the incurrence by any Loan Party or its Subsidiaries of any material liabilities or obligations. No Loan Party and no Subsidiary of any Loan Party has incurred any liability or obligation resulting directly or indirectly from its breach of any provision of the Worker Adjustment and Retraining Notification Act or similar state law, in an amount that exceeds $1,000,000 in the aggregate at any one time and which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except in each case to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any Loan Party, except in each case where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
4.25Eligible Accounts
. As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the Ordinary Course of Business, (b) owed to one or more of the Borrowers, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.
4.26Eligible Inventory
. As to each item of Inventory that is identified by any Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory.
4.27Locations of Inventory and Equipment
. Except as disclosed on Schedule 4.27, Inventory (if, as to any location, the aggregate book value of such Inventory kept at such location exceeds $2,000,000) and material Equipment (other than vehicles or Equipment out for repair) of the Loan Parties are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.27 (as such Schedule may be updated pursuant to Section 5.15).
4.28Inventory Records
. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.
4.29Surety Obligations
. Except as disclosed on Schedule 4.29, as of the ~~Sixth~~Eighth Amendment Effective Date, no Loan Party or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person.
4.30Burdensome Contracts
. No Loan Party or Subsidiary is a party or subject to any contract, agreement or charter restriction that would reasonably be expected to have a Material Adverse Change. No Loan Party or Subsidiary is party or subject to any Restrictive Agreement other than a Permitted Restrictive Agreement, none of which prohibit the execution or delivery of any Loan Documents by a Loan Party nor the performance by a Loan Party of any obligations thereunder.
4.31United Kingdom; Taiwan
. Boise Engineered Wood Products Limited, a private limited company organized under the laws of the United Kingdom, is a CFC, has no material operations and owns no material assets. Boise Cascade Taiwan Limited, a private limited company organized under the laws of Taiwan, is a CFC, has no material operations and owns no material assets.

4.32Indenture Borrowing Base
. As of the date of the making of each Advance, Term Loan or other extension of credit hereunder, the Borrowers are able to incur the additional Indebtedness contemplated by such Advance, Term Loan or other extension of credit without violating Section 4.03 of the Indenture, and, after giving effect to such Advance, Term Loan or other extension of credit and any use of the proceeds thereof to repay the Obligations substantially concurrently with the funding of such Advance, Term Loan or other extension of credit, the Indenture Borrowing Base exceeds the outstanding principal amount of Obligations, including the amount of such Advance, Term Loan or other extension of credit, by an amount equal to or greater than 10% of the Maximum Revolver Amount.
4.33Hedge Agreements
. On each date that any Hedge Agreement is executed by any Hedge Provider, each Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.
5.AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than indemnities and other contingent Obligations not then due and payable), such Borrower shall and shall cause each of their Subsidiaries to comply with each of the following:
5.1Financial Statements, Reports, Certificates
. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, each Borrower agrees that no Loan Party will have a fiscal year different from that of Boise Cascade. In addition, each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales.
5.2Collateral Reporting
. Provide Agent, with copies to each Lender (which copies Agent shall provide to each Lender), with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3Existence
. Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and except to the extent that the failure to do so would reasonably be expected to result in a Material Adverse Change, all rights and franchises, licenses and permits material to its business.
5.4Maintenance of Properties
. Maintain and preserve in all material respects all of its assets that are necessary in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Asset Dispositions and dispositions not prohibited herein excepted, and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are being Properly Contested, except to the extent that the failure to do so would reasonably be expected to result in a Material Adverse Change.

5.5Taxes
. Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, unless such Taxes are being Properly Contested or are of a de minimis amount, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to constitute a Material Adverse Change or to the extent being Properly Contested; provided that Taxes that are determined to have been due as a result of a subsequent audit notwithstanding a good faith determination by the Loan Parties that such Taxes were not payable at the time such Taxes are determined to have been due shall not be deemed to be delinquent for purposes of this Section 5.5 so long as the Loan Parties shall pay and discharge such Taxes promptly following the auditor’s determination that such Taxes were due, unless such determination is being Properly Contested.
5.6Insurance
. At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, and fiduciary liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Agent (and Agent acknowledges that each insurer providing insurance on the Closing Date is acceptable) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at such Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $2,000,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. Each Loan Party shall maintain flood insurance on its real property as required by the Flood Laws or as otherwise satisfactory to all Lenders. No real property shall be taken as Collateral unless Lenders receive at least 45 days advance notice and each Lender confirms to Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise satisfactory to such Lender. At any time that any real property constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders. If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Agent and all Lenders.
5.7Inspection

. Permit Agent and each of its duly authorized representatives or agents to visit any of the properties of any Loan Party and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees, agents, advisors, and independent accountants at such reasonable times and intervals as Agent may designate, in each case, not less than 1 time during each calendar year (unless waived by Agent in its sole discretion, solely if, as of any such date of determination, Average Excess Availability (for the most recently ended four fiscal quarters) exceeds $~~200,000,000~~250,000,000), and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower (so long as, with respect to advisors and accountants, a representative of the Borrowers have been afforded a reasonable opportunity to be present at such discussions).
5.8Compliance with Laws
. Comply with the requirements of all Applicable Laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
5.9Environmental
.
(a)Keep any property either owned or operated by Borrowers or their Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)Comply, in all material respects, with Environmental Laws, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Change,
(c)Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or its Subsidiaries, if said release could reasonably be expected to have a Material Adverse Change, and take any Remedial Actions to the extent required by applicable Environmental Law to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Borrower or its Subsidiaries which, if adversely determined, would reasonably be expected to result in losses in an aggregate amount of $5,000,000 or more, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority which, if adversely determined, would reasonably be expected to result in losses in an aggregate amount of $5,000,000 or more.
5.10Disclosure Updates
. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11Future Subsidiaries

.
(a)Promptly notify Agent upon any Person becoming a Material Subsidiary and, if such Person is or becomes a Material Subsidiary after the Closing Date, cause it to become a Guarantor under the Guaranty, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of the Lenders and subject to the limitations set forth in Section 4.4(b)) on all assets of such Person that would constitute Collateral at such time, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate (and, if applicable, such policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage as Agent shall deem appropriate). Borrowers may elect, with the written consent of the Agent (which consent shall not be unreasonably withheld), to cause any Material Subsidiary to become a Borrower hereunder (as opposed to a Guarantor) by executing a joinder to this Agreement in form and substance satisfactory to Agent and causing such Material Subsidiary to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of Lenders and subject to the limitations set forth in Section 4.4(b)) on all assets of such Material Subsidiary that would constitute Collateral at such time, including, without limitation, delivery of such legal opinions, appraisals and filed examinations in form and substance satisfactory to Agent, as it shall deem appropriate. Within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. It is understood and agreed that the assets of a new Borrower shall not be eligible for advances until Agent has competed its due diligence on such assets and the new Borrower with results satisfactory to the Agent and has advised the new Borrower in writing of Agent’s credit approval.
(b)As required by Section 6(h)(i) of the Security Agreement (but subject to Section 4 of that certain Omnibus Amendment and Reaffirmation Agreement dated as of the Sixth Amendment Effective Date by and among Borrowers, Guarantors and Agent), if any Loan Party shall acquire, obtain, receive or become entitled to receive any Pledged Interests (as such term is defined in the Security Agreement) with a value in excess of $5,000,000 after the Original Closing Date, it shall promptly (and in any event within five (5) Business Days of acquiring or obtaining such Collateral or such later date as permitted by Agent in its Permitted Discretion in writing (including via email transmission)) deliver to Agent (or its agent or designee) a duly executed Pledged Interests Addendum (as such term is defined in the Security Agreement) identifying such Pledged Interests (as such term is defined in the Security Agreement).
5.12Further Assurances
. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, security agreements, pledges, assignments, opinions of counsel (and, if and to the extent granted to secure any Permitted Senior Indebtedness, endorsements of certificates of title, fixture filings, mortgages, deeds of trust, commercial tort claims), and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each Borrower constituting “Collateral” as defined in the Security Agreement (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Equipment, commercial tort claims, fixtures, and/or Real Property (if and to the extent granted to secure any Permitted Senior Indebtedness), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Borrowers that is a CFC. Notwithstanding anything to the contrary in this Agreement or any Loan Document, in no event shall (x) the assets of any CFC (including the Stock of any second-tier CFC) constitute security for or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations of Borrowers and any of the Loan Parties or (y) more than 65% of the issued and outstanding voting Stock of any first-tier CFC be required to be pledged to secure the Obligations. To the maximum extent permitted by Applicable Law, if any Borrower refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Borrower hereby authorizes Agent to execute any such Additional

Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Borrowers constituting “Collateral” as defined in the Security Agreement and all of the outstanding capital Stock of Borrowers (other than Boise Cascade) and their Material Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs). Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, (x) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and each Lender has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to each Lender.
5.13Lender Meetings
. Within 90 days after the close of each fiscal year of Boise Cascade, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrowers and their Subsidiaries and the projections presented for the current fiscal year of such Borrower.
5.14OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws
. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
5.15Location of Inventory and Equipment
; Chief Executive Office. Keep each Loan Parties’ Inventory (if, as to any location, the aggregate book value of such Inventory kept at such location exceeds $2,000,000) and material Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.27 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that any Borrower may amend Schedule 4.27 or Schedule 4.6(b) so long as (a) such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory or material Equipment is moved to such new location or such chief executive office is relocated, (b) such new location is within the continental United States (or, in the case of Equipment, Canada), and (c) within 30 days (or such later date as Agent may agree in writing (including, via e-mail transmission)) of a request made by Agent to the Administrative Borrower following Agent’s receipt of such written notification described in the immediately preceding clause (a), the applicable Borrower shall have provided Agent a Collateral Access Agreement with respect to any such Inventory (but shall not be required for any Equipment) or any such new chief executive office.
5.16Intellectual Property
.

(a)Borrowers shall, and shall cause each Loan Party to, subject to its reasonable business judgment, (i) continue to use each Trademark that is set forth on Schedule 4.13 in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain, consistent with reasonable business judgment, the quality of products and services offered under each such Trademark and take all commercially reasonable steps to ensure that all licensed users of such Trademark maintain quality standards as established by such Loan Party, (iii) use reasonable efforts to use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark owned by any Loan Party which is confusingly similar or a colorable imitation of such Trademark unless Agent, for the benefit of the Lenders, shall be entitled to obtain a perfected security interest in such mark pursuant to this Agreement, the Trademark Security Agreement and any other Security Document, immediately following such adoption or use, and (v) not knowingly (and not knowingly permit any licensee or sublicensee thereof to, subject to existing Licenses) do any act or knowingly omit to do any act whereby any registration of such Trademark would be reasonably likely to become invalidated or impaired in any way; in each case with respect to clauses (i) to (v), except for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.
(b)Borrowers shall not, and shall cause each Loan Party to not, except in accordance with its reasonable business judgment, knowingly (and not knowingly permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any Patent owned by a Loan Party that is set forth on Schedule 4.13 would be reasonably likely to become forfeited, abandoned or dedicated to the public, except for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.
(c)Borrowers shall not, and shall cause each Loan Party to not, except in accordance with its reasonable business judgment, knowingly (and will not knowingly permit any licensee thereof to, subject to existing Licenses) (i) do any act or knowingly omit to do any act whereby any material portion of such Copyrights owned by a Loan Party would be reasonably likely to become invalidated or otherwise impaired, or (ii) do any act which would be reasonably likely to cause any material portion of the Copyrights owned by a Loan Party to fall into the public domain, except, in each case, for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.
(d)Borrowers shall not, and shall cause each Loan Party to not, except in accordance with its reasonable business judgment, (a) do any act that uses any Intellectual Property to infringe, misappropriate or violate the intellectual property rights of any other Person if such act is (i) done knowingly in violation of such other person’s rights and (ii) could reasonably be expected to have a Material Adverse Change, except, in each case, for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.
(e)Concurrently with the delivery each Compliance Certificate required by Section 5.1, Borrowers shall notify Agent (i) if it or any other Loan Party has obtained additional ownership interests in any Registered Intellectual Property during the period then ended that has not become a part of the Collateral as of such date and (ii) if it knows that any application or registration included in the Registered Intellectual Property owned or exclusively licensed by a Loan Party has become forfeited, abandoned or dedicated to the public, or of any materially adverse determination of any Governmental Authority regarding any Loan Party’s ownership of or right to use, or the validity of, any such Intellectual Property or such Loan Party’s right to register the same, to own and maintain the same or use the same, except for (x) office actions issued by the United States Patent and Trademark Office, the United States Copyright Office or any similar office, agency or Governmental Authority in any other country or any political subdivision thereof during the ordinary course of prosecution of any applications for any Intellectual Property, and (y) such instances of non-compliance, forfeit, dedication to the public, or abandonment, and such determinations, that, individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.
(f)Subject to such Loan Party’s reasonable business judgment, Borrowers shall, and shall cause each other Loan Party to, take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office, agency or Governmental Authority in any other country or any political subdivision thereof, to maintain and pursue each pending application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property owned by a Loan Party including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.
(g)Notwithstanding anything to the contrary set forth in this Section 5.16, Borrower shall not, and shall cause each other Loan Party to not, without the prior written consent of Agent, abandon any registration of its material Intellectual Property, unless (i) such Loan Party shall have determined, in its discretion, reasonably exercised, that the use or the pursuit or maintenance of such registration of Intellectual Property is no longer commercially reasonable or desirable in the conduct of such Loan Party’s business or (ii) the loss thereof, individually or in the aggregate with other Intellectual Property abandoned pursuant to this Section 5.16(g), could not reasonably be expected to have a Material Adverse Change. Upon the request of Agent, such Loan Party shall prepare and deliver to Agent a summary of any registrations of material Intellectual Property so abandoned.
(h)In the event that any Borrower or other Loan Party becomes aware that any material Intellectual Property owned by a Loan Party has been infringed, misappropriated or diluted in any material respect by another party, Borrowers shall, and shall cause the relevant Loan Party to, take such actions and cause its Subsidiaries to take such actions, as such Loan Party shall reasonably deem appropriate under the circumstances (to the extent such infringement, misappropriation, or dilution could reasonably be expected to have a Material Adverse Change, as Agent may reasonably request) to protect, maintain, enforce and preserve the full value of such Intellectual Property.
(i)Borrower shall, and shall cause each other Loan Party to, take all reasonably necessary steps reasonable under the circumstances to protect the secrecy of all material Trade Secrets of such Loan Party, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.
5.17Administration of Deposit Accounts; Controlled Accounts.
(a)Each Borrower shall, and shall cause each other Loan Party to, (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 4.15 (each a “Controlled Account Bank”), and shall take reasonable steps to ensure that all of its and each other Loan Party’s Account Debtors forward payment of the amounts owed by them directly to a Controlled Deposit Account maintained at one of the Controlled Account Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Borrower or other Loan Party) into a Controlled Deposit Account maintained at one of the Controlled Account Banks.
(b)Each Borrower shall, and shall cause each other Loan Party to, establish and maintain Control Agreements with Agent and the applicable Controlled Account Bank or the applicable bank at which a Controlled Deposit Account is maintained. Each such Control Agreement shall provide (unless otherwise agreed to by Agent in its discretion), among other things, that (i) the applicable bank will comply with any instructions originated by Agent directing the disposition of the funds in such Controlled Deposit Account without further consent by the applicable Borrower or other Loan Party, (ii) the applicable bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Deposit Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Deposit Account and for returned checks or other items of payment, and (iii) upon the instruction of Agent (an “Activation Instruction”), the applicable bank will forward by daily sweep all amounts in the applicable Controlled Deposit Account to the Agent’s Account. Agent agrees not to issue an Activation Instruction with respect to the Controlled Deposit Accounts except during a Cash Dominion Trigger Period. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the “Rescission”) if (x) a Cash Dominion Trigger Period during which such Activation Instruction was issued is no longer in effect, and (y) no other Cash Dominion Trigger Period has commenced and is continuing prior to the date of the Rescission or is reasonably expected to occur on or immediately after the date of the Rescission.
(c)Each Loan Party shall be the sole account holder of each of its Deposit Accounts and Borrowers shall not (and shall not permit any other Loan Party to) allow any other Person (other than Agent) to have control over any such Deposit Account or any property deposited therein. Borrowers shall promptly notify Agent of any opening or closing of a Deposit Account by any Loan Party. The Borrowers shall not permit the balance of funds contained in any Deposit Account of any Loan Party that is not subject to a Control Agreement (other than Deposit Accounts used solely for the purpose of making tax, payroll, or employee benefit payments) to exceed $250,000 at any time, and shall not permit the balance of funds contained in all Deposit Accounts of the Loan Parties that are not subject to Control Agreements (other than Deposit Accounts used solely for the purpose of making tax, payroll, or employee benefit payments) to exceed $500,000 at any time.
(d)So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Schedule 4.15 to add, delete or replace a Controlled Account Bank or a Controlled Deposit Account; provided, however, that (i) any such prospective Controlled Account Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Controlled Deposit Account, the applicable Loan Party and such prospective Controlled Account Bank shall have executed and delivered to Agent a Control Agreement. Each Borrower shall (and shall cause each other Loan Party to) close any of its Controlled Deposit Accounts (and establish replacement Controlled Deposit Accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Controlled Account Bank with respect to Controlled Deposit Accounts or Agent’s liability under any Control Agreement with such Controlled Account Bank is no longer acceptable in Agent’s reasonable judgment.
(e)Each Loan Party shall be the sole account holders of each of its Securities Accounts and Borrowers shall not (and shall not permit any other Loan Party to) allow any other Person (other than Agent) to have control over any such Securities Account or any property deposited therein. Borrowers shall promptly notify Agent of any opening or closing of a Securities Account by any Loan Party. The Borrowers shall not permit the balance of assets contained in any Securities Account of any Loan Party that is not subject to a Control Agreement to exceed $250,000 at any time, and shall not permit the balance of funds and other assets contained in all Securities Accounts of the Loan Parties that are not subject to Securities Account Control Agreements to exceed $500,000 at any time.
5.18Farm Credit Equities.
(a)So long as (i) a Farm Credit Lender is a Lender or Voting Participant hereunder and (ii) such Farm Credit Lender has notified the Administrative Borrower that it is eligible to receive patronage distributions directly from such Farm Credit Lender or one of its Affiliates on account of the Term Loans made (or participated in) by such Farm Credit Lender hereunder, the Administrative Borrower will, as a condition to its eligibility to receive such patronage distributions, acquire equity in such Farm Credit Lender or one of its Affiliates in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s or its Affiliate’s bylaws and capital plan or similar documents (as each may be amended from time to time); provided, however, that, notwithstanding anything to the contrary contained herein, the maximum amount of equity that the Administrative Borrower may be required to purchase in such Farm Credit Lender or one of its Affiliates in connection with the Loans made by such Farm Credit Lender hereunder shall not exceed the maximum amount required by the applicable bylaws, capital plan and related documents, in each case, (x) as in effect (and in the form provided to the Administrative Borrower) on the Closing Date or (y) in the case of a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of a participation or sub-participation, as in effect (and in the form provided to the Administrative Borrower) at the time of the closing of the related assignment or sale of participation or sub-participation. The Administrative Borrower acknowledges receipt of the bylaws and capital plan or similar documents from each Farm Credit Lender or its Affiliate (together with any similar documents delivered to the Administrative Borrower in connection with a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of a participation or sub-participation after the Closing Date, the “Farm Credit Equity Documents”), which describe the nature of the stock and/or other equities in such Farm Credit Lender or its Affiliate required to be acquired by the Administrative Borrower in connection with the Term Loans made (or participated in) by such Farm Credit Lender (the “Farm Credit Equities”), as well as applicable capitalization requirements, and the Administrative Borrower agrees to be bound by the terms thereof.
(b)Each party hereto acknowledges that (i) the applicable Farm Credit Equity Documents shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities of a Farm Credit Lender (or its Affiliate) and any patronage refunds or other distributions made on account thereof or on account of the Administrative Borrower’s patronage with the respective Farm Credit Lenders, (y) the Administrative Borrower’s eligibility for patronage distributions from the respective Farm Credit Lenders or their Affiliates (in the form of Farm Credit Equities and/or cash) and (z) patronage distributions, if any, in the event of a sale by a Farm Credit Lender of participations or sub-participations in the Term Loans made (or participated in) by such Farm Credit Lender, (ii) patronage refunds or other distributions by each Farm Credit Lender or one of its Affiliates are subject to various conditions, including approval by the applicable board of directors of such Farm Credit Lender or Affiliate with respect to each such refund or other distribution and (iii) the Administrative Borrower (and not an Affiliate of the Administrative Borrower) will be the owner of the Farm Credit Equities issued by the applicable Farm Credit Lender or an Affiliate thereof. Each Farm Credit Lender reserves the right to assign or sell participations or sub-participations in all or any part of its Term Loan Commitments or outstanding Term Loan hereunder on a non-patronage basis (and/or to a Lender that pays no patronage or pays patronage that is lower than the patronage paid by the transferring Farm Credit Lender) in accordance with Section 13.1.
(c)Each party hereto acknowledges that each Farm Credit Lender (or its Affiliate) has a statutory first lien pursuant to the Farm Credit Act on all Farm Credit Equities of such Farm Credit Lender (or its Affiliate) that the Administrative Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit Lender’s (or its Affiliate’s) sole and exclusive benefit. The Farm Credit Equities of a particular Farm Credit Lender (or its Affiliate) shall not constitute security for the Obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities of a Farm Credit Lender (or its Affiliate) or on patronage accrued by such Farm Credit Lender (or its Affiliate) for the account of the Administrative Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, a Farm Credit Lender may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity made with respect to the Farm Credit Equities of such Farm Credit Lender or its Affiliate to amounts owed to such Farm Credit Lender under this Agreement, whether or not such amounts are currently due and payable. The Administrative Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Administrative Borrower. No Farm Credit Lender shall have an obligation to retire the Farm Credit Equities of such Farm Credit Lender upon any Event of Default, Default or any other default by the Administrative Borrower, or at any other time, either for application to the Obligations or otherwise.
6.NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than indemnities and other contingent Obligations not then due and payable), such Borrower will not do (except as expressly set forth below) and will not permit any of its Subsidiaries (except as expressly set forth below) to do any of the following:
6.1Indebtedness
. Create, incur, guarantee or suffer to exist any Indebtedness, except for the following (collectively, “Permitted Indebtedness”):

(a)the Obligations (including Bank Product Obligations);
(b)Subordinated Indebtedness;
(c)Permitted Purchase Money Indebtedness;
(d)Indebtedness (other than the Obligations, Subordinated Indebtedness, and Permitted Purchase Money Indebtedness) described on Schedule P-1, but only to the extent outstanding on the ~~Sixth~~Eighth Amendment Effective Date;
(e)[Intentionally Omitted];
(f)Indebtedness that is in existence when a Person becomes a Subsidiary or that is secured by an asset when such asset is acquired by a Borrower or Subsidiary, as long as such Indebtedness (i) was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, (ii) is unsecured or secured by assets other than Accounts and Inventory, and (iii) does not exceed in the aggregate at any time the greater of (A) $25,000,000 and (B) 30% of the value of the Person being acquired (if the transaction involves the acquisition of a Person);
(g)Permitted Contingent Obligations;
(h)Refinancing Indebtedness;
(i)other Indebtedness that is not included in any of the preceding clauses of this Section, is not secured by a Lien, and does not exceed $~~2,000,000~~5,000,000 in the aggregate at any time;
(j)Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party, (iii) any Loan Party owing to any Subsidiary that is not a Loan Party (so long as such Indebtedness is subordinated to the Obligations on customary terms and conditions) or (iv) any Subsidiary that is not a Loan Party owing to any Loan Party so long as such Indebtedness constitutes a Permitted Investment;
(k)purchase price adjustment and similar obligations incurred by the Borrowers or any Subsidiary in connection with a Permitted Investment, to the extent such obligations constitute Indebtedness;
(l)other unsecured Indebtedness in an aggregate principal amount not to exceed $100,000,000 (the “Add-On Debt”), so long as (i) after giving effect to the incurrence of such Indebtedness, and any use of the proceeds thereof to repay Indebtedness substantially concurrently with the funding of such Indebtedness (to the extent such repayment is permitted by this Agreement), in each case on a pro forma basis, (x) the Borrowers would be in compliance with the financial covenants set forth in Section 7 and (y) no Default or Event of Default shall have occurred and be continuing and (ii) any such Indebtedness shall have a final maturity date no earlier than 90 days after the Term Loan Maturity Date;
(m)any (but not greater than one; provided that a combination of the following up to an aggregate principal amount not in excess of $400,000,000 plus capitalized interest, fees, and expenses, incurred in connection therewith shall be permitted) of the following: (i) the Existing Senior Notes, (ii) Permitted Senior Indebtedness in respect of the Existing Senior Notes (or any permitted Refinancing Indebtedness in respect thereof) or (iii) Refinancing Indebtedness of the Existing Senior Notes (or any permitted Refinancing Indebtedness in respect thereof);
(n)any other Indebtedness (which may be secured by Liens on assets that do not constitute Collateral); provided that (i) the Payment Conditions are satisfied both immediately before and immediately after giving effect to the incurrence of such Indebtedness and any use of the proceeds thereof to repay Indebtedness substantially concurrently with the funding of such Indebtedness (to the extent such repayment is permitted by this Agreement) and (ii) if secured by Liens (other than in respect of Purchase

Money Indebtedness or Finance Lease Obligations), such Indebtedness shall be subject to an intercreditor agreement acceptable to Agent and the Required Lenders addressing, among other things, the provision to Agent of customary access rights regarding any Equipment and/or Real Property securing such Indebtedness; and provided, further, that any such Indebtedness in excess of $5,000,000 in the aggregate shall have (x) a final maturity date no earlier than 90 days after the Term Loan Maturity Date and (y) other than in the case of Indebtedness incurred by the Borrowers under that certain Term Loan Agreement dated as of March 30, 2016 (as amended by that certain First Amendment to Term Loan Agreement dated as of December 8, 2016) by and among the Borrowers, the lenders that are signatories thereto and American AgCredit, PCA as the administrative agent thereunder, a weighted average life to maturity of not less than seven years;
(o)Indebtedness in respect of Hedge Agreements not entered into for speculative purposes;
(p)Indebtedness in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and similar obligations not in connection with Indebtedness for borrowed money, in each case provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations;
(q)Indebtedness consisting of (i) financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the Ordinary Course of Business and not in connection with Indebtedness for borrowed money;
(r)Indebtedness representing deferred compensation to employees of the Borrowers (or any direct or indirect parent thereof) and the Subsidiaries incurred in the Ordinary Course of Business;
(s)Indebtedness of foreign Subsidiaries under local working capital lines in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;
(t)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;
(u)cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, cash pooling arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any cash pooling arrangements, the total amount of all deposits subject to any such cash pooling arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such cash pooling arrangements;
(v)Indebtedness in respect of bid, performance, or surety bonds, workers’ compensation claims, self-insurance obligations, and bankers acceptances issued for the account of any Borrower in the Ordinary Course of Business;
(w)Indebtedness arising in connection with endorsement of instruments for deposit in the Ordinary Course of Business;
(x)Indebtedness consisting of customer deposits and advance payments received in the Ordinary Course of Business from customers for goods purchased;
(y)Indebtedness owing for the acquisition of the Farm Credit Equities and any other stock or securities of, or investments in, the Farm Credit Lenders in accordance with Section 5.18 to the extent the Borrowers did not acquire the same for cash on the Closing Date, and which Indebtedness shall not exceed $10,000 in the aggregate at any time outstanding; and
(z)    any permitted Upsized Refinancing Indebtedness of the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof).

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends solely in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness of purposes of this Section 6.1.
6.2Liens
. Create or suffer to exist any Lien upon any of its property, except the following (collectively, “Permitted Liens”):
(a)Liens in favor of Agent;
(b)Purchase Money Liens securing Permitted Purchase Money Indebtedness;
(c)Liens for Taxes being Properly Contested or not yet delinquent;
(d)statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the property or materially impair operation of the business of the Loan Parties taken as a whole;
(e)Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Indebtedness for borrowed money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens (if Agent has a Lien on the property subject to such Lien);
(f)Liens arising in the Ordinary Course of Business in respect of property subject to Collateral Access Agreements;
(g)Liens arising by virtue of a judgment or judicial order against any Loan Party or Subsidiary, or any property of a Loan Party or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens (if Agent has a Lien on the property subject to such Lien);
(h)easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not in the aggregate materially interfere with the Ordinary Course of Business;
(i)existing Liens shown on Schedule P-2;
(j)carriers’, warehousemen’s, mechanics’, loggers’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than 60 days or are being Properly Contested;
(k)pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or in connection with the purchase or harvest of timber and logs;
(l)any Lien on any property or asset acquired after the Closing Date and existing prior to the acquisition thereof by the Borrowers or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date that exists prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrowers or any Subsidiary, (iii) such Liens does not extend to any property arising or acquired after the date of acquisition and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than with respect to (A) the capitalization of interest and (B) the capitalization of any prepayment premiums payable in respect of the obligations so extended, renewed or replaced);
(m)Liens arising from precautionary financing statements filed with respect to any lease or consignment transaction;
(n)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(o)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(p)licenses, sublicenses, leases and subleases entered into in the ordinary course of business and any landlords’ liens arising under any such leases;
(q)Liens arising solely under Article 4 of the Code relating to collection on items in collection and documents and proceeds related thereto and normal and customary rights of setoff or Liens upon deposits in favor of depository banks and other intermediary or depository institutions or as otherwise agreed to by Agent;
(r)Liens securing Permitted Senior Indebtedness on (i) assets not exceeding the scope of the Notes Priority Collateral Assets, if such Lien is a first-priority Lien, and (ii) on other assets, if such Lien is subordinated to Agent’s Lien on those assets, in each case under clause (i) or (ii), subject to an intercreditor agreement on terms and conditions reasonably acceptable to Agent and the Required Lenders;
(s)other Liens on assets not constituting Collateral securing Indebtedness permitted under Section 6.1(n);
(t)ground leases in respect of Real Property on which facilities owned or leased by the Borrowers or any of their Subsidiaries are located;
(u)licenses of intellectual property (including Intellectual Property) granted by any Borrower in the Ordinary Course of Business and not interfering in any material respect with the Ordinary Course of Business of Borrowers or with the ability of Agent to enforce its Liens or exercise remedies against any Collateral;
(v)Liens (i) on cash advances in favor of the seller of any property to be acquired as part of a Permitted Acquisition or (ii) consisting of an agreement to dispose of any property in an Asset Disposition permitted under the terms of this Agreement, in each case solely to the extent necessary to accomplish such Permitted Acquisition or Asset Disposition; ~~and~~
(w)statutory liens in favor of a Farm Credit Lender or its Affiliate pursuant to the Farm Credit Act on all Farm Credit Equities of such Farm Credit Lender or its Affiliate that a Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit Lender’s (or its Affiliate’s) sole and exclusive benefit; and
(x)    Liens in favor of depository banks and other intermediary or depository institutions incurred in the Ordinary Course of Business (or as otherwise agreed to by Agent), in each case, securing cash pooling arrangements permitted by Section 6.1(u).
6.3Restrictions on Fundamental Changes
. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except that (i) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii)

any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and if any party to such merger is a Loan Party, such surviving entity is a Loan Party, (iii) any Subsidiary may liquidate or dissolve if Boise Cascade determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders, (iv) any Borrower may permit another Person to merge or consolidate with such Borrower or a Subsidiary in order to effect a Permitted Investment (provided that the surviving entity is a Borrower or a wholly-owned Subsidiary) and (v) a Subsidiary may merge into and consolidate with another Person in order to effect a transaction in which all the Stock of such Subsidiary owned directly or indirectly by the Borrowers would be disposed of pursuant to a Permitted Asset Disposition.
6.4Disposal of Assets
. Make any Asset Disposition (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) except (a) a Permitted Asset Disposition, and (b) any other Asset Disposition approved in writing by Agent and Required Lenders; provided that the Net Cash Proceeds from any Asset Disposition made during a Borrowing Base Reporting Trigger Period shall be remitted to Agent for application against outstanding Obligations in accordance with the priorities set forth in Section 2.4(b); and provided, further, that (i) any Asset Disposition shall in any event be for fair value ~~and~~, (ii) in no event shall the Loan Parties be permitted to sell, lease, transfer, or otherwise dispose of all or substantially all of the assets of any Borrower or any of the Stock of any Borrower, whether in a single transaction or a series of related transactions, except to another Borrower or as permitted by Section 6.3 or, in the case of a disposition of Stock of any Borrower to any other Person, unless, after giving effect to such disposition, Boise Cascade is the owner (directly or indirectly) of 100% of the Stock of such other Person and (iii) for the avoidance of doubt, this Section 6.4 shall not restrict any transfers of the Stock of Boise Cascade or any issuance(s) of Stock by Boise Cascade.
6.5Change Name
. Change its name, change its tax, charter or other organizational identification number, or change its form or state of organization, in each case except on 10 Business Days’ prior notice and so long as the Borrowers provide Agent with all appropriate documentation (and confirmation of filing thereof) that Agent reasonably requests to confirm the continued perfection of its security interests in the Collateral; provided, however, that this Section 6.5 shall only apply to the Loan Parties.
6.6Nature of Business
. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto or reasonable extensions thereof.
6.7Prepayments and Amendments
.
(a)Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Specified Indebtedness or the Add-On Debt, except (a) regularly scheduled payments of principal, interest and fees (but only, with respect to Specified Indebtedness that is Subordinated Indebtedness and/or any permitted Refinancing Indebtedness in respect thereof, to the extent not otherwise prohibited under any subordination agreement or intercreditor agreement relating to such Indebtedness), and (b) any prepayment, redemption, retirement, defeasance or acquisition of Specified Indebtedness or the Add-On Debt (together with, in each case, any accrued interest and premiums thereon); provided that in the case of clause (b), the Payment Conditions are satisfied both immediately before and immediately after giving effect to the prepayment, redemption, retirement, defeasance or acquisition of such Specified Indebtedness or Add-On Debt (as the case may be).
(b)Amend, modify, or otherwise change any of its Governing Documents as in effect on the Closing Date in any material respect, except for (i) changes required by or reasonably related to any transaction permitted under Section 6.3 or 6.5 and (ii) changes that are not materially adverse to the interests of the Lenders in their capacity as such.
(c)Amend, supplement or otherwise modify any Subordinated Indebtedness Documents or any Existing Senior Notes Documents, if such modification (i) increases the principal balance of such Indebtedness, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; (vii) in the case of the Existing Senior Notes (or any Permitted Senior Indebtedness or permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof) results in the Obligations not constituting “Senior Indebtedness” (or the equivalent) under the Indenture (or any indenture evidencing or governing any Permitted Senior Indebtedness or permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof); or (viii) in the case of Subordinated Indebtedness results in the Obligations not constituting “senior indebtedness” (or any functionally equivalent term) under the applicable Subordinated Indebtedness Documents or otherwise not being fully benefited by the subordination provisions of such Subordinated Indebtedness; provided that the Loan Parties shall be permitted to make any such amendment, supplement, or other modification solely to the extent that on the effective date thereof the Loan Parties would have been permitted to incur new Indebtedness under clauses (l), (m), (n) or (z) of Section 6.1 in the full amount of the outstanding Specified Indebtedness to which such amendment, supplement, or other modification relates.
(d)Amend, supplement or otherwise modify any documents evidencing any Permitted Senior Indebtedness in any manner which would violate the terms of any intercreditor or subordination agreement with Agent relating to such Indebtedness.
(e)[Intentionally Omitted]
6.8Hedge Agreements
. Enter into any Hedge Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
6.9Restricted Junior Payments
.
(a)Declare or make any Restricted Junior Payments, except:
(i)[Intentionally Omitted]
(1)[Intentionally Omitted]
(2)[Intentionally Omitted]
(3)[Intentionally Omitted]
(ii)provided that no Application Event has occurred and is continuing immediately prior to such Restricted Junior Payments, each Subsidiary of a Borrower may make dividends or distributions to that Borrower;
(iii)provided that the Payment Conditions are satisfied both immediately before and immediately after giving effect to such dividends or distributions and Administrative Borrower shall have delivered to Agent a certificate of a financial officer of Administrative Borrower certifying as to compliance with clauses (a) and (b) of the Payment Conditions and demonstrating (in reasonable detail) the calculations required by clause (b) thereof, Boise Cascade may make the following dividends and distributions to the extent not otherwise prohibited under this Agreement:
(1)following an IPO, Boise Cascade may pay any dividends or distributions within 60 days after the date of declaration thereof if (1) at the date of declaration such dividend or distribution would have complied with this Section 6.9(a), (2) at the time of such dividend or distribution no other Default or Event of Default shall have occurred and be continuing (or result therefrom), and (3) Boise Cascade has public shareholders on the date of declaration of such dividends or distributions;
(2)[Intentionally Omitted]
(3)repurchases of Stock deemed to occur upon exercise of stock options if such Stock represent a portion of the exercise price of such options; and
(4)cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock of Boise Cascade or in connection with a merger, consolidation, amalgamation or other combination involving Boise Cascade; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.9 (as determined in good faith by the board of directors or equivalent governing body of Boise Cascade); and
(iv)provided that the Payment Conditions are satisfied both immediately before and immediately after giving effect to such dividends or distributions and Administrative Borrower shall have delivered to Agent a certificate of a financial officer of Administrative Borrower certifying as to compliance with clauses (a) and (b) of the Payment Conditions and demonstrating (in reasonable detail) the calculations required by clause (b) thereof, Boise Cascade may make any other additional dividends or distributions to the extent not otherwise prohibited under this Agreement.
(v)[Intentionally Omitted]
(vi)[Intentionally Omitted]
(vii)[Intentionally Omitted]
(b)Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary of any Borrower to make any dividends or distributions to that Borrower, except for restrictions under the Loan Documents, under Applicable Law, or pursuant to a Permitted Restricted Agreement.
6.10Accounting Methods
. Make any material change in accounting treatment or reporting practices, except for (i) changes as required by GAAP, (ii) in accordance with Section 1.2, or (iii) changes that are not materially adverse to the interests of the Lenders in their capacity as such; or change its fiscal year.
6.11Restricted Investments
. Make any Restricted Investment.
6.12Transactions with Affiliates

. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees and loans and advances permitted by Section 6.11; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Loan Parties or solely among Subsidiaries that are not Loan Parties; (e) transactions with Affiliates that were entered into prior to the ~~Sixth~~Eighth Amendment Effective Date, as shown on Schedule P-3; (f) transactions with Affiliates, upon fair and reasonable terms no less favorable to Loan Parties than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) transactions between or among the Loan Parties not involving any other Affiliate; (h) transactions with Louisiana Timber Procurement (“LTP”) carried out in the Ordinary Course of Business with LTP in connection with its management of Boise Wood Products’ fiber procurement and disposition activities in Louisiana and adjacent states; (i) any Restricted Junior Payment permitted by Section 6.9 and Investments other than Restricted Investments; and (j) the issuance of Stock of any foreign Subsidiary to any Loan Party so long as such issuance is otherwise permitted hereunder.
6.13Use of Proceeds
. Use the proceeds of any loan made hereunder for any purpose other than (a) ~~on the Closing Date,~~ to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) ~~thereafter,~~ for working capital and general corporate and any other lawful corporate purposes of Borrowers (including any transaction permitted by this Agreement); provided that (x) no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to Borrowers’ reasonable knowledge, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) no part of the proceeds of any Loan or Letter of Credit will be used, directly or, to Borrowers’ reasonable knowledge, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws.
6.14Subsidiaries; BMD Delanco
. (a) Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 5.11, 6.3, and/or 6.11; (b) permit any existing Subsidiary to issue any additional Stock except director’s qualifying interests and Stock issued to Loan Parties constituting Collateral hereunder; or (c) permit BMD Delanco to become a Material Subsidiary.
6.15Restrictive Agreements
. Become a party to any Restrictive Agreement, except (each of the following a “Permitted Restrictive Agreement”): (a) a Restrictive Agreement as in effect on the ~~Sixth~~Eighth Amendment Effective Date and shown on Schedule 4.30; (b) a Restrictive Agreement relating to secured Indebtedness permitted hereunder, if such restrictions apply only to the collateral for such Indebtedness; (c) customary provisions in leases, licenses, and other contracts restricting assignment thereof; (d) any Loan Document, the Subordinated Indebtedness Documents, the Existing Senior Notes Documents or any other document evidencing Indebtedness otherwise permitted to be incurred hereunder so long as such provision do not prohibit the Borrowers from granting Liens on any of the Collateral or amend the Loan Documents or make dividends or distributions among Loan Parties; and (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.
6.16Plans

. Become party to any Multiemployer Plan or Foreign Plan that is a defined benefit plan without providing advance notice to Agent, other than any in existence on the Closing Date.
7.FINANCIAL COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than indemnities and other contingent Obligations not then due and payable), such Borrower will:
(a)Fixed Charge Coverage Ratio. During any Financial Covenant Trigger Period, have a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least 1.0 to 1.0, determined for the applicable Rolling Period as of (i) the last day of the month most recently ended before the commencement of such Financial Covenant Trigger Period and (ii) the last day of each month thereafter until the end of such Financial Covenant Trigger Period.
8.EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;
If any Loan Party
(a)fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower), 5.11(a) (solely in respect of Coastal Plywood) or 5.17 of this Agreement, (ii) Section 6 of this Agreement, or (iii) Section 7 of this Agreement; or
(b)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any Senior Officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;
If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $7,500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
If an Insolvency Proceeding is commenced by a Loan Party;
If an Insolvency Proceeding is commenced against a Loan Party and any of the following events occur: (a) such Loan Party consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party, or (e) an order for relief shall have been issued or entered therein;
If a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Loan Parties, taken as a whole;
If there is a default in one or more agreements to which a Loan Party is a party with one or more third Persons relative to a Loan Party’s Indebtedness (and/or any early termination event or other similar event shall be incurred by any Loan Party in respect of any Hedge Obligation) involving an aggregate amount of $20,000,000 or more, and (i) in the case of Indebtedness other than a Hedge Obligation, such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder or (ii) in the case of any Hedge Obligation, such event shall extend beyond any applicable cure periods or grace periods and not be waived in writing by the holder of such Hedge Obligation; provided that, in respect of Hedge Obligations of such Loan Party owed to the applicable counterparty at such time, the amount for purposes of this Section 8.7 shall be an amount equal to the Hedge Termination Value of the corresponding Hedge Agreements between such Loan Party and the applicable counterparty;
If any warranty, representation, certificate, or written statement made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document, in each case, by a Loan Party, proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
If the obligation of any Guarantor under a Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or any other Loan Document);
If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens, first-priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral (or any Loan Party) in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;
The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document;
An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Loan Party to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan, and in each case a Material Adverse Change would result; a Loan Party or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA and a Material Adverse Change would result; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan and a Material Adverse Change would result; or
A Change of Control occurs.

9.RIGHTS AND REMEDIES.
9.1Rights and Remedies
. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by Applicable Law, do any one or more of the following:
(a)declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;
(b)declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender with a Revolver Commitment hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and
(c)exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or Applicable Law.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.
9.2Remedies Cumulative
. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.WAIVERS; INDEMNIFICATION.
10.1Demand; Protest; etc
. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.
10.2The Lender Group’s Liability for Collateral
. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3Indemnification
. Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons and the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Indemnified Persons, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend (A) to disputes among Indemnified Persons, Lenders, and/or their Affiliates relating to any act or omission or a Loan Party and (B) to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16 and any other matters governed by Section 2.11(l) and Section 2.13 of this Agreement), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11.NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrowers:	c/o Boise Cascade Company 1111 West Jefferson Street, Suite 300 Boise, Idaho 83702 Attention: Chief Financial Officer Fax No.: (208) 384-6566
with copies to:	c/o Boise Cascade Company 1111 West Jefferson Street, Suite 300 Boise, Idaho 83702 Attention: ~~Vice President and~~ General Counsel Fax No.: (208) 384-6566
If to Agent:	Wells Fargo Capital Finance, LLC 2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404 Attention: Portfolio Manager—Boise Cascade Fax No.: (877) 823-6809
with copies to:	McGuireWoods LLP 77 West Wacker Drive, Suite 4100 Chicago, Illinois 60601 Attention: Philip J. Perzek Fax No.: (312) 698-4555
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS

OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING LENDER, ANY UNDERLYING ISSUER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
13.ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1Assignments and Participations.
(a)With the prior written consent of Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned and shall not be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender; provided that Administrative Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof, and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 and integral multiples of $1,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that (A) no Term Loan Lender shall make any such assignment if such assignment would result in more than four (4) Term Loan Lenders existing at any one time under this Agreement, unless prior to or in connection with such assignment, one or more of the Revolving Lenders shall have exercised their Term Loan purchase rights under Section 2.15 and (B) Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.
(b)From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
(d)Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Borrower and its Subsidiaries and their respective businesses.
(g)Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law.
(h)Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan, the Advances and/or other Obligations (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan, the Advances and/or other Obligations to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. This Section 13.1(h) shall be construed so that the Term Loan, the Advances and other Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC. In the case of any assignment by a Lender of all or any portion of the Term Loan, the Advances and/or other Obligations to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i)In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register meeting the requirements of Treasury Regulation Section 5f.103-1(c) on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(j)Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
(k)Notwithstanding anything in Section 13.1 to the contrary, any Farm Credit Lender that (a) has purchased a participation or sub-participation in the Term Loans in the minimum amount of $5,000,000 on or after the Closing Date, (b) is, by written notice to the Administrative Borrower and Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives the prior written consent of the Administrative Borrower and Agent to become a Voting Participant (to the extent such consent would be required pursuant to Section 13.1(a) if such transfer were an assignment rather than a sale of a participation or sub-participation), shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Term Loan Lender, on any matter requiring or allowing a Term Loan Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in Exhibit A-1 hereto and (ii) state the dollar amount of the participation or sub-participation purchased. The Administrative Borrower and Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Notwithstanding the foregoing, each bank or other lending institution that is a member of the Farm Credit System designated as a Voting Participant in Schedule 13.1(k) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Administrative Borrower and Agent. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not otherwise a Voting Participant.
13.2Successors
. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations.

A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.
14.AMENDMENTS; WAIVERS.
14.1Amendments and Waivers
.
(a)No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letters), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)increase the amount of or extend the expiration date of any Commitment of any such directly affected Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
(ii)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii)reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)) (provided, however, that neither the amendment or waiver of any provision relevant to the calculation of Average Excess Availability nor the amendment or waiver of any Default or Event of Default shall constitute a reduction of any interest or fee hereunder and that the imposition and/or waiver of the application of interest at the Default Rate shall be subject to Required Lenders only),
(iv)amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)amend, modify, or eliminate Section 15.11,
(vi)other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,
(vii)amend, modify, or eliminate the definition of “Permitted Cash Collateral Usage”, “Permitted DIP Financing”, “Required Lenders”, or “Pro Rata Share”,
(viii)other than as permitted by Section 15.11(a), contractually subordinate or otherwise consent to any subordination of any of Agent’s Liens (other than (x) Liens upon any Notes Priority Collateral Assets in connection with the incurrence of any Permitted Senior Indebtedness, (y) for the benefit of depository or intermediary institutions as agreed to by Agent in a Control Agreement, and (z) Liens upon any Collateral in connection with the incurrence of Indebtedness in respect of or under any

Permitted DIP Financing, any Permitted Cash Collateral Usage and/or any ordinary and customary carve-outs for fees and expenses of the U.S. Trustee and debtor and creditor committee professionals in connection with any of the foregoing),
(ix)other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(x)amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f),
(xi)at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders, or
(xii)amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or
(xiii)amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount;
(b)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, any Fee Letter, without the written consent of each of the parties thereto (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(c)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders;
(d)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders;
(e)Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the subordination of any of Agent’s Liens or the consent of Agent and the Lender Group with respect to the provision of any Permitted DIP Financing, any Permitted Cash Collateral Usage and/or any ordinary and customary carve-outs for fees and expenses of the U.S. Trustee and debtor and creditor committee professionals in connection with any of the foregoing shall only require the written consent of the Required Lenders, (iii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting

Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) ~~and~~, (iv) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event ~~or an Early Opt-in Election~~ shall be effective as contemplated by such Section 2.12(d)(iii) hereof~~;~~, and (v) any amendment contemplated by Section 2.6(g) of this Agreement in connection with the use or administration of Adjusted Daily Simple SOFR or Adjusted Term SOFR shall be effective as contemplated by such Section 2.6(g).
(f)With respect to any matter requiring the approval of each Lender, each Lender directly and adversely affected thereby or other specified Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 13.1(k) as to such matter.
14.2Replacement of Certain Lenders.
(a)If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.
14.3No Waivers; Cumulative Remedies
. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.AGENT; THE LENDER GROUP.
15.1Appointment and Authorization of Agent

. Subject to Section 15.9, each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers or their Subsidiaries, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2Delegation of Duties
. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3Liability of Agent
. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or its Subsidiaries.
15.4Reliance by Agent
. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5Notice of Default or Event of Default
. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6Credit Decision
. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7Costs and Expenses; Indemnification
. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. Notwithstanding anything in this Agreement to the contrary, Lenders shall be liable to Agent-Related Persons for, and shall indemnify Agent-Related Persons for, only Indemnified Liabilities and other costs or expenses that relate to or arise from an Agent-Related Person’s acting as or for Agent (in its capacity as Agent). The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8Agent in Individual Capacity
. WFCF, any successor Agent and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF or such successor Agent, as applicable, were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF, any successor Agent or their respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver WFCF or such successor Agent, as applicable, will use its reasonable best efforts to obtain), WFCF or such successor Agent, as applicable, shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF or any successor Agent, as applicable, in its individual capacity.
15.9Successor Agent
. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers; provided, that notwithstanding anything to the contrary contained in this Agreement, WFCF may resign as Agent effective upon the satisfaction, repayment, or payment in full of the Obligations (other than those in respect of the Term Loan and to the Term Loan Lenders) by providing written notice to the Term Loan Lenders and the Administrative Borrower, whereupon the Required Lenders (determined as though the Term Loan Lenders constitute all the Lenders) may appoint any one of the Term Loan Lenders as a successor Agent by providing written notice to the retiring Agent and the Administrative Borrower. Subject to the foregoing, if Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent from among the Lenders or, if no Lender is willing to accept such appointment, a successor agent that is not from among the Lenders. If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent prior to or concurrent with the effective date of such retiring Agent’s resignation , the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10Lender in Individual Capacity
. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11Collateral Matters.
(a)The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations (other than indemnities and other contingent Obligations not then due and payable), (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.3, Section 6.4, or otherwise under this Agreement or any other Loan Document (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower and no Subsidiary of Borrowers owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased to any Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with Applicable Law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral, and (3) Agent may, with the prior written consent of Required Lenders, release Collateral with a book value not greater than (A) $25,000,000 or (B) 10% of the of the aggregate Revolver Commitments, in each case, during any calendar year, in addition to any other releases of Collateral expressly permitted by the Loan Documents. The Lenders further hereby irrevocably authorize

(and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness. Notwithstanding the provisions of this Section 15.11, the Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.
(b)Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by a Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
15.12Restrictions on Actions by Lenders; Sharing of Payments.
(a)Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or its Subsidiaries or any deposit accounts of any Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. For the avoidance of doubt, the parties acknowledge that this Section 15.12(b) shall not apply to any action taken or proceeds received by any Farm Credit Lender with respect to any of its Farm Credit Equities held by any Borrower.
15.13Agency for Perfection
. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
15.14Payments by Agent to the Lenders
. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15Concerning the Collateral and Related Loan Documents
. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
. By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding a Borrower and its Subsidiaries and will rely significantly upon each Borrower’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,
(d)agrees to keep all Reports and other material, non-public information regarding each Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who obtains all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Borrower or its Subsidiaries to

Agent that has not been contemporaneously provided by any Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Borrower or such Subsidiary, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17Several Obligations; No Liability
. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
16.WITHHOLDING TAXES.
(a)All payments made by any Borrower hereunder or under any Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to Applicable Law, certified copies of tax receipts evidencing such payment by Borrowers.
(b)Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
(c)If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Boise Cascade and Agent (or, in the case of a Participant, to the Lender granting the participation only) a correct and complete original copy of one of the following before receiving its first payment under this Agreement:

(i)if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(ii)if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(iii)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments);
(v)a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax; or
(vi)if a payment made to a Lender or Participant would be subject to United States federal withholding tax imposed by FATCA if such Lender or Participant fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender or Participant shall deliver to Agent and Borrowers documentation, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent, prescribed by the Internal Revenue Service (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrowers as may be necessary to demonstrate that such Lender or Participant has complied with applicable reporting requirements of FATCA so that payments made to such Lender or Participant hereunder would not be subject to U.S. federal withholding taxes under FATCA, or, if necessary, to determine the amount to deduct and withhold from such payment.
Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent (or, in the case of a Participant, the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent (or, in the case of a

Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(e)If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
(f)If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(g)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
(h)If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

17.GENERAL PROVISIONS.
17.1Effectiveness
. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2Section Headings
. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3Interpretation
. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4Severability of Provisions
. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5Bank Product Providers
. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6Debtor-Creditor Relationship
. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7Counterparts; Electronic Execution
. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8Revival and Reinstatement of Obligations
. If the incurrence or payment of any Obligation or any other obligation of any Borrower or Guarantor under any Loan Document or any Bank Product Agreement by any Borrower or Guarantor or the transfer to any member of the Lender Group or any Bank Product Provider of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if any member of the Lender Group or any Bank Product Provider is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or such Bank Product Provider is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or such Bank Product Provider related thereto, the liability of the Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
17.9Confidentiality
.
(a)Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans and including, without limitation, information included in any Borrowing Base Certificate or other certificate delivered pursuant to Section 5.2 (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner and with a reasonable degree of care, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis; (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9; (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information; (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation; (v) as may be agreed to in advance in writing by Borrowers; (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process; (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives); (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section; (ix) to the extent reasonably necessary in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof; and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials, and (ii) use the name, logos, and other insignia of Borrowers and Loan Parties and the Total Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Agent.
(c)The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
17.10Lender Group Expenses
. Borrowers agree to pay the Lender Group Expenses (as invoiced to Borrowers) on the earlier of (a) the first day of the month following the date on which such Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent. Borrowers agree that their respective obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11Survival
. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
17.12Patriot Act; Due Diligence
. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.13Integration
. This Agreement, together with the other Loan Documents, the Farm Credit Equity Documents and the waiver letter executed by the Borrowers on or about the Closing Date with respect to certain borrower rights under Farm Credit System regulations, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.14Boise Cascade as Agent for Borrowers
. Each Borrower hereby irrevocably appoints Boise Cascade as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
17.15Certifications Regarding Indenture
. Borrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates any provision of the Indenture. Borrowers further certify that the Commitments and Obligations constitute “Senior Indebtedness” under the Indenture. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute “Senior Indebtedness” at such time.
17.16Acknowledgement and Consent to Bail-In of EEA Financial Institutions
. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
17.17Acknowledgement Regarding Any Supported QFCs
. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signature pages to follow.]

Schedule C-1
Commitments

Lender	Revolver Commitment	Term Loan Commitment	Total Commitment
Wells Fargo Capital Finance, LLC	~~$105,000,000.00~~$135,000,000.00	$0.00	~~$105,000,000.00~~$135,000,000.00
Bank of America, N.A.	$90,000,000.00	$0.00	$90,000,000.00
U.S. Bank National Association	~~$60,000,000.00~~$90,000,000.00	$0.00	~~$60,000,000.00~~$90,000,000.00
~~Citizens Bank, N.A.~~	~~$30,000,000.00~~	~~$0.00~~	~~$30,000,000.00~~
JPMorgan Chase Bank, N.A.	~~$35,000,000.00~~$45,000,000.00	$0.00	~~$35,000,000.00~~$45,000,000.00
American AgCredit, PCA	$0.00	$30,000,000.00	$30,000,000.00
Northwest Farm Credit Services, PCA	$0.00	$20,000,000.00	$20,000,000.00
Zions Bancorporation, N.A. DBA Zions First National Bank	~~$30,000,000.00~~$40,000,000.00	$0.00	~~$30,000,000.00~~$40,000,000.00
All Lenders	~~$350,000,000.00~~$400,000,000.00	$50,000,000.00	~~$400,000,000.00~~$450,000,000.00

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:
“AAC Term Loan Facility” means that certain Term Loan Agreement dated as of March 30, 2016, as amended, restated or otherwise modified from time to time.
“Account” means an account (as that term is defined in the Code).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“Accounts Formula Amount” means 87.5% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve. Subject to Agent’s right to apply and revise eligibility criteria for Eligible Accounts and/or adjust the Dilution Reserve, in each case, in its Permitted Discretion in accordance with the terms of the Agreement, the Accounts Formula Amount shall be determined by reference to the Borrowing Base Certificate most recently delivered to Agent.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Activation Instruction” has the meaning specified therefor in Section 5.17(b) of the Agreement.
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Add-On Debt” has the meaning specified therefor in Section 6.1(l) of the Agreement.
“Adjusted Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “Simple SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any Simple SOFR Determination Day, SOFR in respect of such Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (ii) the Simple SOFR Adjustment and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower.
“Adjusted Net Income” means, determined on a consolidated basis in accordance with GAAP for any fiscal period of Boise Cascade and its Subsidiaries, net income (or loss), excluding (a) any gain (or loss) arising from the sale of capital assets if either (i) such sale was not a sale made in the Ordinary Course of Business or (ii) the gain (or loss) from such sale is greater than $1,500,000; (b)

income of any entity (other than a Subsidiary) in which a Borrower has an ownership interest unless such income has actually been received by a Borrower in the form of cash Distributions; (c) income of any Subsidiary accrued prior to the date it became a Subsidiary; (d) income of any Person, substantially all the assets of which have been acquired by a Borrower, realized by such Person prior to the date of acquisition; (e) income of any Person with which a Borrower has merged, consolidated or otherwise combined, prior to the date of such transaction; (f) any unrealized Accounting Standards Codification No. 815 non-cash gain or loss in respect of any Hedge Agreement; (g) any non-cash gains or losses attributable to the early extinguishment of debt; (h) non-recurring non-cash gains or losses; (i) any non-cash goodwill impairment charges resulting from the application of Accounting Standards Codification No. 350; and (j) any non-cash compensation charge or expense, including any such charge or expense arising from grants of stock options or restricted stock or other equity-incentive programs for the benefit of officers, directors and employees of the Borrowers or any Subsidiary.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.
“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Account” means the Deposit Account of Agent identified Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).
“Agent’s Liens” means the Liens granted by any Borrower or its Subsidiaries to Agent under the Loan Documents.
“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all laws, rules, regulations, orders and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities having jurisdiction over such Person.
“Applicable Margin” means, as of any date of determination with respect to any portion of the outstanding Advances or the Term Loan, the applicable margin set forth in the following table applicable to the Advances or the Term Loan, as the case may be, and that corresponds to the most recent Average Excess Availability calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Average Excess Availability Calculation”):

		Applicable Margin Advances
Level	Average Excess Availability Calculation	Base Rate Loans	~~LIBOR Rate~~Term SOFR Loans or Daily Simple SOFR Loans
I	If Average Excess Availability is greater than ~~50~~33.3% of the ~~aggregate Revolver Commitments~~Line Cap	0.25%	1.25%
II	If Average Excess Availability is less than or equal to ~~50~~33.3% of the ~~aggregate Revolver Commitments~~Line Cap	0.50%	1.50%

		Applicable Margin Term Loan
Level	Average Excess Availability Calculation	Base Rate Loans	~~LIBOR Rate~~Term SOFR Loans or Daily Simple SOFR Loans
I	If Average Excess Availability is greater than ~~50~~33.3% of the ~~aggregate Revolver Commitments~~Line Cap	0.75%	1.75%
II	If Average Excess Availability is less than or equal to ~~50~~33.3% of the ~~aggregate Revolver Commitments~~Line Cap	1.00%	2.00%
The Applicable Margin shall be based upon the most recent Average Excess Availability Calculation, which will be calculated as of the end of each fiscal quarter. The Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of Average Excess Availability pursuant to Section 5.1 of the Agreement; provided, however, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level II” of each of the immediately foregoing tables as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification). In the event that the information regarding Average Excess Availability contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (a “Higher Applicable Margin Period”) than the Applicable Margin actually applied for such Higher Applicable Margin Period, then (i) Borrowers shall immediately deliver to Agent a correct certificate for such Higher Applicable Margin Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the applicable table above) were applicable for such Higher Applicable Margin Period, and (iii) Borrowers shall within one (1) Business Day deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Higher Applicable Margin Period, which payment shall be promptly applied by Agent to the affected Obligations.
“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full (other than in respect of the Term Loan and other than indemnities and other contingent Obligations not then due and payable) on the Maturity Date or any earlier date upon which the Obligations (other than in respect of the Term Loan) become due and payable in full, (b) a failure by Borrowers to repay all of the Obligations in respect of the Term Loan in full (other than indemnities and other contingent Obligations not then due and payable) on the Term Loan Maturity Date or any earlier date upon which the Obligations in respect of the Term Loan become due and payable in full, or (c) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Appraised Inventory” means an appraisal of inventory conducted for the benefit of the Lenders at Agent’s request and otherwise reasonably satisfactory to Agent.
“Approved Foreign Jurisdiction” means (a) the United Kingdom and (b) each other foreign jurisdiction approved by the Agent so long as the Accounts owing from Account Debtors organized in or having their principal office or assets located in such other foreign jurisdiction shall be subject to a letter of credit, bond, insurance or other credit support acceptable to the Agent.
“Asset Disposition” means a sale, lease, license, consignment, transfer or other disposition of property, including a disposition of property in connection with a sale-leaseback transaction or synthetic lease; provided, however, that (a) the granting of a Lien, (b) the grant of a license on Intellectual Property, and (c) the disposition of cash and Cash Equivalents are not an Asset Disposition.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.
“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a ) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(4).
“Average Excess Availability” means, with respect to any period of time, the average daily Excess Availability during such period of time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product

Providers (other than the Hedge Providers) in an amount reasonably determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all Hedge Obligations.
“Bank Product Priority Obligations” means (a) Bank Product Obligations payable to any Lender or any Affiliate of any Lender (other than Wells Fargo and its Affiliates) that satisfy the following conditions: (i) such Bank Product Obligations were incurred after such Lender or such Affiliate has provided written notice to Agent that such Lender or Affiliate intends to provide Bank Products and the amount and nature thereof (together with written notice to Agent if at any time the aggregate amount of Bank Product Obligations payable to such Lender increases by more than $1,000,000); (ii) sufficient Excess Availability exists to impose a reserve in respect of such Bank Product Obligations under Section 2.1(c); (iii) Agent has established such reserve (which (x) shall be established by Agent if no Cash Dominion Trigger Period is in effect, and (y) may be established by Agent in its sole discretion during the existence of a Cash Dominion Trigger Period, provided that if the Agent establishes any new reserve in respect of any Bank Product Obligations or increases any such existing reserve during the existence of a Cash Dominion Trigger Period then the Agent shall establish reserves in connection with any Bank Product Obligations to the extent previously requested to do so in writing by the holder of such Bank Product Obligation); and (iv) Agent has delivered written notice to such Lender or such Affiliate that the foregoing conditions have been met and the applicable Bank Product Obligations constitute “Bank Product Priority Obligations” under this Agreement (which notice Agent agrees to deliver promptly following the satisfaction of the conditions set forth in the foregoing clauses (i), (ii), and (iii)); and (b) Bank Product Obligations payable to any Lender or any of Wells Fargo and its Affiliates.
“Bank Product Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to a Borrower or its Subsidiaries; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.
“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrowers and their Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means, for any day, the ~~greatest~~greater of (a) the ~~Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon a one-month term and shall be determined on a daily basis), plus one percentage point, and (c~~Floor and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate ~~(and, if any announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero)~~.
“Base Rate Loan” means each portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.
“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances or the Term Loan on such date that is a Base Rate Loan), the Applicable Margin with respect to Base Rate Loans.
“Benchmark” means, initially, Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Daily Simple SOFR, Adjusted Term SOFR or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii)(1).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate ~~(which may include Term SOFR)~~ that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to~~for the ~~LIBOR Rate for United States dollar~~then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that~~,~~ if ~~the~~such Benchmark Replacement as so determined would be less than ~~zero,~~ the Floor, such Benchmark Replacement shall be deemed to be ~~zero~~the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the ~~LIBOR Rate~~then-current Benchmark with an Unadjusted Benchmark Replacement for ~~each~~any applicable ~~Interest Period~~Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~United States dollar~~Dollar-denominated syndicated credit facilities at such time.

~~“Benchmark Replacement~~“Benchmark Replacement ~~Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).~~ Date” means the ~~earlier~~earliest to occur of the following events with respect to the ~~LIBOR Rate~~then-current Benchmark:

(a)     in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of ~~the LIBOR Rate~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof); or
(b)     in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date ~~of~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the ~~public~~most recent statement or publication ~~of information~~ referenced ~~therein~~ in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the ~~LIBOR Rate~~then-current Benchmark:
(a)     a public statement or publication of information by or on behalf of the administrator of ~~the LIBOR Rate~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate~~any Available Tenor of such Benchmark (or such component thereof);
(b)     a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBOR Rate~~such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve ~~System~~Bank of ~~the United States (or any successor)~~New York, an insolvency official with jurisdiction over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component), which states that the administrator of ~~the LIBOR Rate~~such Benchmark (or such component) has ceased or will cease to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate~~any Available Tenor of such Benchmark (or such component thereof); or
(c)     a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBOR Rate announcing that the LIBOR Rate is no longer~~such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means ~~(a)~~, in the case of a Benchmark Transition Event, the earlier of (~~i~~a) the applicable Benchmark Replacement Date and (~~ii~~b) if such Benchmark

Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) ~~and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders~~.
“Benchmark Unavailability Period” means~~, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement,~~ the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the ~~LIBOR Rate~~then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the ~~LIBOR Rate~~then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Loan Document in accordance with Section 2.12(d)(iii).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“BMD Delanco” means BMD Delanco Real Estate, L.L.C., a Delaware limited liability company.
“Board of Directors” means the board of directors (or comparable managers) of Boise Cascade or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Boise Cascade” has the meaning specified therefor in the preamble to the Agreement.
“Boise Materials Distribution” has the meaning specified therefor in the preamble to the Agreement.
“Boise Wood Products” has the meaning specified therefor in the preamble to the Agreement.
“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.
“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
“Borrowing Base” means, as of any date of determination, the result of (a) the Accounts Formula Amount, plus (b) the Inventory Formula Amount, minus (c) the aggregate amount of Reserves (but without duplication of Reserves previously taken into account in the determination of the components of the Borrowing Base), if any, established by Agent in its Permitted Discretion under Section 2.1(c) of the Agreement, minus (d) the outstanding principal balance of the Term Loan at such time. Notwithstanding anything to the contrary set forth in the Agreement, if one or more Borrowers acquires or creates Accounts or Inventory in connection with an acquisition, no such Accounts shall constitute Eligible Accounts and no such Inventory shall constitute Eligible Inventory, in each case, hereunder until Agent has conducted and completed an appraisal and/or field examination (as applicable) of such Accounts and/or Inventory reasonably required by Agent with results reasonably satisfactory to Agent, except that any such Accounts and Inventory having, in the aggregate, (I) to the extent Excess Availability, immediately prior to the acquisition or creation thereof (and after giving effect thereto), is less than $~~200,000,000~~250,000,000, a book value not in excess of $~~25,000,000~~31,250,000 and (II) to the extent Excess Availability, immediately prior to the acquisition or creation thereof (and after giving effect thereto), equals or exceeds $~~200,000,000~~250,000,000, a book value not in excess of $~~50,000,000~~62,500,000, in each case, that would otherwise constitute Eligible Accounts and Eligible Inventory (as applicable) hereunder but for the operation of this sentence shall be deemed Eligible Accounts and Eligible Inventory (as applicable) until Agent has conducted and completed the appraisals and/or field examinations (as applicable) referred to in this sentence.
“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.
“Borrowing Base Excess Amount” has the meaning set forth in Section 2.4(e).
“Borrowing Base Reporting Excess Availability Threshold” means the greater of (a) 12.5% of the ~~aggregate Revolver Commitments~~Line Cap and (b) $45,000,000.
“Borrowing Base Reporting Trigger Period” means any period (a) commencing on the day that an Event of Default occurs or Excess Availability is less than the Borrowing Base Reporting Excess Availability Threshold ~~at any time~~for three consecutive Business Days and (b) continuing until no Event of Default has existed and Average Excess Availability has been greater than the Borrowing Base Reporting Excess Availability Threshold at all times for two consecutive months.
“Builders FirstSource” means Builders FirstSource, Inc., a Delaware corporation, and its Affiliates.
“Business Day” means any day that is not a Saturday, Sunday~~,~~ or other day on which ~~banks are authorized or required to close in the state~~the Federal Reserve Bank of New York~~, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market~~ is closed.
“Canadian Dollars” or “Cdn$” means the lawful currency of Canada, as in effect from time to time.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided that Capital Expenditures shall not include (a) the purchase price paid in connection with a Permitted Acquisition, (b) the non-cash consideration transferred or disposed of in connection with capital expenditures made with Permitted Operating Asset Swaps, (c) any additions to property, plant and equipment and other capital expenditures made with (i) the proceeds of any issued Stock to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) the proceeds from any casualty insurance or condemnation or eminent domain, or proceeds otherwise provided by Persons other than Borrowers and their Subsidiaries to the extent that such proceeds are utilized for capital expenditures within twelve months of the receipt of such proceeds, (iii) the proceeds or consideration received from any sale, trade in or other disposition of Equipment or Real Property, to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, or (d) any expenditures which are contractually required to be, and have been, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation..

“Cash Dominion Excess Availability Threshold” means the greater of (a) 12.5% of the ~~aggregate Revolver Commitments~~Line Cap and (b) $45,000,000.
“Cash Dominion Trigger Period” means any period (a) commencing on the day that an Event of Default occurs or Excess Availability is less than the Cash Dominion Excess Availability Threshold ~~at any time~~for three consecutive Business Days and (b) continuing (i) in the case of any Cash Dominion Trigger Period arising due to the third instance in which Excess Availability is less than the Cash Dominion Excess Availability Threshold at any time, from and after that commencement date, and (ii) in all other cases, until no Event of Default has existed and Excess Availability has been greater than the Cash Dominion Excess Availability Threshold at all times for two consecutive months.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“CFC” means (a) a controlled foreign corporation (as that term is defined in the IRC), and (b) any entity (i) that is disregarded for United States federal income tax purposes as an entity that is separate from its owner, (ii) that wholly owns the Stock of one or more CFCs, and (iii) that owns no assets other than, and engages in no business operations other than owning, the Stock of one or more CFCs.
“Change of Control” means an event or series of events by which
(a)    [Intentionally Omitted]
(b)    at any time after any IPO, any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Boise Cascade, or control, directly or indirectly, over the Stock of Boise Cascade entitled to vote for members of the board of directors or equivalent governing body of Boise Cascade on a fully-diluted basis (and taking into account all such Stock that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Stock; or
(c)    a “change of control” or any comparable term under, and as defined in, the Indenture shall have occurred; or
(d)    Boise Cascade shall cease at any time to own and control, directly or indirectly, beneficially and of record, 100% of the Stock of each of the other Borrowers (except as a result of a transaction permitted by Section 6.3); provided, that, for the avoidance of doubt, this clause (d) shall not restrict any issuance(s) of Stock by Boise Cascade.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, ~~or~~ (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Closing Date” means the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth on Schedule 3.1 either have been satisfied or have been waived.
“Coastal Plywood” means Coastal Plywood, LLC, a North Carolina limited liability company.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by a Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).
“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders,

their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by a Senior Officer of Administrative Borrower to Agent.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(b)(ii) and other technical, administrative or operational matters, but excluding, for the avoidance of doubt, any modifications to the per annum percentage amount of the Term SOFR Adjustment or Simple SOFR Adjustment) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or other Loan Party, Agent, and the applicable securities intermediary (with respect to a Controlled Securities Account) or applicable bank (with respect to a Controlled Deposit Account).
“Controlled Account Bank” has the meaning specified therefor in Section 5.17(a) of the Agreement.
“Controlled Deposit Account” means (a) any Deposit Account of a Loan Party in existence on the ~~Sixth~~Eighth Amendment Effective Date and identified on Schedule 4.15 as a

“Controlled Deposit Account” and (b)(i) any Deposit Account opened or acquired by a Loan Party following the ~~Sixth~~Eighth Amendment Effective Date that at any time has a balance in excess of $250,000 or (ii) any two or more Deposit Accounts opened or acquired by the Loan Parties following the ~~Sixth~~Eighth Amendment Effective Date that at any time have an aggregate balance in excess of $500,000 (provided that in no event shall any Deposit Account used solely for the purpose of making tax, payroll, or employee benefit payments be a “Controlled Deposit Account”).
“Controlled Securities Account” means (i) any Securities Account of a Loan Party that at any time has a balance in excess of $250,000 or (ii) any two or more Securities Accounts that at any time have an aggregate balance in excess of $500,000.
“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.
“Copyrights” has the meaning specified therefor in the Security Agreement.
“Covered Entity” means any of the following:
(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified therefor in Section 17.17 of this Agreement.
“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
“Daily Simple SOFR Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to Adjusted Daily Simple SOFR.
“Daily Simple SOFR Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances or the Term Loan on such date that is a Daily Simple SOFR Loan), the Applicable Margin with respect to Daily Simple SOFR Loans.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the

Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Defaulting Lender Rate” means (a) for the first ~~3~~three days from and after the date the relevant payment is due, ~~the Base Rate~~Adjusted Daily Simple SOFR, and (b) thereafter, the interest rate then applicable to Advances that are ~~Base Rate~~Daily Simple SOFR Loans (inclusive of the ~~Base Rate~~Applicable Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.
“Designated Account Bank” has the meaning specified therefor in Schedule D-1.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the most recently ended twelve-calendar-month period, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, promotional allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 3%.
“Document” means a document (as that term is defined in the Code).
“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.
~~“Early Opt-in Election” means the occurrence of:~~
~~(a) (i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and~~
~~(b) (i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.~~

“EBITDA” means, determined on a consolidated basis in accordance with GAAP for any fiscal period of Boise Cascade and its Subsidiaries, the sum of (a) Adjusted Net Income, plus (b) to the extent deducted in the calculation of Adjusted Net Income:
(i)    all income tax expense of Boise Cascade and Subsidiaries, on a consolidated basis;
(ii)    all interest expense of Boise Cascade and its Subsidiaries, on a consolidated basis;
(iii)    depreciation, depletion and amortization expense of Boise Cascade and its Subsidiaries, on a consolidated basis (in each case excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);
(iv)    [Intentionally Omitted]; and
(v)    any non-recurring costs and expenses related to any public or private offering of Stock of Boise Cascade to the extent that cash proceeds of such offering exceed the costs and expenses of such offering, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, amortization and depletion and non-cash charges of, a Subsidiary shall be added to Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Subsidiary was included in calculating Net Income for any purpose and, with respect to a Subsidiary that is not a Loan Party, only if a corresponding amount would be permitted at the date of determination to be dividended to a Loan Party by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.
Solely for purposes of calculating the Fixed Charge Coverage Ratio, if during any period (each, a “Reference Period”) (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrowers or any Subsidiary shall have made a Material Disposition or Material Acquisition, their EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period; provided that such pro forma calculations shall give effect to operating expense reductions and other cost savings only to the extent that such reductions and savings would be permitted to be reflected in a pro forma financial statement prepared in compliance with Regulation S-X. As used in this definition, “Material Acquisition” means any Permitted Acquisition or series of related Permitted Acquisitions that involves consideration (including any non-cash consideration) with a fair market value in excess of $20,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property or assets (including the Stock of a Subsidiary) that involves consideration (including any non-cash consideration) with a fair market value in excess of $20,000,000.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eighth Amendment Effective Date” means September 9, 2022.
“Eligible Accounts” means those Accounts created by any Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that (x) such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date; (y) if the Payment Conditions are satisfied immediately after giving effect thereto, then Agent shall not establish any criteria for excluding Accounts from Eligible Accounts other than those set forth below or previously established in accordance with this Agreement unless the Agent shall have given Boise Cascade at least five Business Days’ prior notice of Agent’s intention to establish any such new criteria including an explanation as to the reasons that the Agent has determined in its Permitted Discretion that such criteria are appropriate; and (z) if the Payment Conditions are not satisfied immediately after giving effect thereto, then Agent shall endeavor to give Boise Cascade at least five Business Days’ prior notice of Agent’s intention to establish any new criteria for excluding Accounts from Eligible Accounts other than those set forth below or previously established in accordance with this Agreement, but the Agent shall have no obligation to deliver any such notice if Agent determines in its Permitted Discretion that it is necessary or appropriate to establish such criteria without delay, and in no event will the Agent have any liability to any Loan Parties or otherwise for failure to deliver any notice described above. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:
(a)    Accounts that the Account Debtor has failed to pay within 60 days of original due date or within 90 days of original invoice date;
(b)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;
(c)    Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower;
(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (except to the extent such condition has been satisfied);
(e)    Accounts that are not payable in Dollars, other than Accounts payable in Canadian Dollars that are not in excess of Cdn$10,000,000 in the aggregate;
(f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office or principal offices in the United States, Canada, or an Approved Foreign Jurisdiction or (ii) is not organized under the laws of the United States, Canada, an Approved Foreign Jurisdiction, or any state, province, or other political subdivision thereof, unless the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent; provided, however, that the aggregate amount of Accounts owing from Account Debtors organized or maintaining their chief executive office in Approved Foreign Jurisdictions shall not exceed 5% of the Eligible Accounts at any time;
(g)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), (ii) any state of the United States, or (iii) the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;
(h)    Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute;
(i)    Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed (i) with respect to Eligible Accounts not generated by Builders FirstSource, Home Depot or Lowe’s, 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all such Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage or (ii) with respect to Eligible Accounts generated by Builders FirstSource, Home Depot or Lowe’s, 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all such Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
(j)    Accounts with respect to which the Account Debtor is, to the knowledge of a Senior Officer of a Borrower, subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Senior Officer of a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;
(k)    Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;
(l)    Accounts that are not subject to a valid and perfected first-priority Agent’s Lien or that are subject to any other Lien (other than Permitted Liens that (i) are junior in priority to the Agent’s Liens or subject to reserves under Section 2.1(c) as required by Agent and (ii) do not impair the ability of Agent to realize on or obtain the full benefit of the Collateral);
(m)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;
(n)     Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;
(o)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrowers of the subject contract for goods or services;
(p)    there are any facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder other than unexpired volume or pricing discounts or rebates, if any, to which the Account Debtor may be entitled in accordance with Borrowers’ Ordinary Course of Business practices with such Account Debtors as disclosed to Agent;
(q)    to the knowledge of any Borrower, there are any proceedings or actions which are threatened or pending against the Account Debtor with respect to such Accounts which might result in any material adverse change in any such Account Debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding); or

(r)    except as set forth in the definition of Borrowing Base, Accounts acquired or created in connection with an acquisition, unless Agent has conducted and completed field examinations of such Accounts reasonably required by Agent with results reasonably satisfactory to Agent.
“Eligible In-Transit Inventory” means Inventory owned by a Borrower or payment for which is backed by documentary Letters of Credit issued to support Borrowers’ purchase of such Inventory, that would be Eligible Inventory if it were not subject to a Document and in transit from a domestic or foreign location to a location of Loan Party within the United States (excluding all Inventory that is in transit between Borrowers), and that Agent, in its Permitted Discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is insured in a manner satisfactory to Agent; (b) has been identified to the applicable sales contract and title has passed to a Borrower; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to Agent; (e) is shipped by a common carrier that is not affiliated with the vendor; and (f) in the case of Inventory in transit from a foreign location, (i) shall be subject a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve and (ii) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Collateral Access Agreement.
“Eligible Inventory” mean Inventory owned by a Borrower or payment for which is backed by documentary Letters of Credit issued to support Borrowers’ purchase of such Inventory that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods, raw materials or work-in-process, and not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens, provided that such Liens (i) are junior in priority to the Agent’s Liens or subject to Reserves as required by Agent and (ii) do not impair the ability of the Agent to realize on or obtain the full benefit of the Collateral); (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts in any material respect such Borrower’s or Agent’s right to dispose of such Inventory; and (k) is not (i) located on leased premises unless the lessor or such Person has delivered a Collateral Access Agreement or an appropriate Rent and Charges Reserve has been established or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder, reload center or other Person or (ii) consigned to any Person, unless with respect to clause (j) and to this clause (k)(ii), the Inventory constitutes either Eligible Offsite Inventory or Eligible In-Transit Inventory. In addition, if one or more Borrowers acquires or creates Inventory in connection with an acquisition, then Agent shall, at Borrowers’ expense, conduct appraisals and field examinations of such Inventory and, except as set forth in the definition of Borrowing Base, no such Inventory shall constitute Eligible Inventory hereunder until Agent has conducted and completed such appraisals and field examinations of such Inventory reasonably required by Agent with results reasonably satisfactory to Agent.
“Eligible Offsite Inventory” means any Inventory that would otherwise constitute Eligible Inventory hereunder except for the fact that such Inventory is located offsite at warehousemen, processors, repairmen, mechanics, reload centers or consignees in the Ordinary Course of Business, provided Agent has received acceptable documentation of the amount and nature of such Inventory, a Collateral Access Agreement or a Reserve reasonably satisfactory to Agent, is satisfied that acceptable inventory controls exists at such locations, and all necessary UCC filings, notices, and other actions have been taken to maintain the perfection and priority of Agent’s Lien on such Inventory.

“Eligible Swap Assets” means, in the case of a Permitted Operating Asset Swap, assets constituting warehousing or distribution facilities (including any related equipment and interests in real property associated therewith).
“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.
“Environmental Law” means any Applicable Law (including any program, permits, and guidance promulgated by regulatory agencies having the force and effect of law) relating to protection of public health from environmental hazards (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA..
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Borrower or its Subsidiaries and whose employees are aggregated with the employees of any Borrower or its Subsidiaries under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Loan Party or ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Excess Availability” means, as of any date of determination, the amount equal to (i) the Borrowing Base, minus (~~iii~~ii) the principal balance of all outstanding Advances, minus (iii) the balance of any payables stretched beyond the Borrowers’ historical accounts payable practices in effect on the Closing Date (together with any changes to such accounts payable practices as are consistent with then-current industry practice that could not reasonably be expected to have a Material Adverse Effect).
“Excess Protective Advance” has the meaning specified therefor in Section 2.3(d)(iv) of the Agreement.
“Excess Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Copyrights” the copyright registrations owned by Boise Cascade Company, as of the date hereof that are set forth on Schedule 4.13 and designated as “Excluded Copyrights.”
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.14), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Trademarks” the copyright registrations owned by Boise Cascade Company, as of the date hereof that are set forth on Schedule 4.13 and designated as “Excluded Trademarks.”
“Existing Credit Agreement” has the meaning set forth in the recitals to the Agreement.
“Existing Letters of Credit” means those letters of credit described on Schedule E-2 to the Agreement.

“Existing Obligations” means the “Obligations” under and as defined in the Existing Credit Agreement.
“Existing Senior Notes” means the 4.875% senior unsecured notes due 2030 issued by Boise Cascade on July 27, 2020, in the original aggregate principal amount of $400,000,000.
“Existing Senior Notes Documents” means (a) the Indenture, the Existing Senior Notes, and all other instruments, agreements and other documents evidencing or governing the Indebtedness evidenced by the Existing Senior Notes or providing for any guarantee or other right in respect thereof; and (b) all indentures, notes, and other agreements and other documents evidencing or governing any Permitted Senior Indebtedness or any permitted Refinancing Indebtedness of the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof) or any permitted Upsized Refinancing Indebtedness of the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof) or providing for any guarantee or other right in respect thereof.
“Farm Credit Act” means the Farm Credit Act of 1971 (as amended from time to time).
“Farm Credit Equities” has the meaning specified therefor in Section 5.18(a) of the Agreement.
“Farm Credit Equity Documents” has the meaning specified therefor in Section 5.18(a) of the Agreement.
“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act and under the regulation of the Farm Credit Administration.
“FATCA” means Sections 1471 through 1474 of the IRC, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed zero).
~~“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.~~
“Fee Letter(s)” means (a) individually, (i) that certain fee letter, dated as of May 31, 2011, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, (ii) that certain fee letter, dated as of May 31, 2011, among Borrowers, Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, (iii) the Term Loan Closing Date Fee Letter, (iv) ~~the~~each Term Loan Sub-Agent Fee Letter, (v) that certain fee letter, dated as of August 10, 2017, ~~and~~ (vi) that certain fee letter, dated as of the Sixth Amendment Effective Date, among Borrowers and Agent, and (vii) that certain fee letter, dated as of the Eighth Amendment Effective Date, among Borrowers and Agent; and (b) collectively, each of the fee letters referenced in clause (a) above.
“Finance Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Finance Lease Obligation” means that portion of the obligations under a Finance Lease that is required to be capitalized in accordance with GAAP.
“Financial Covenant Excess Availability Threshold” means the greater of (a) 10% of the ~~aggregate Revolver Commitments~~Line Cap and (b) $35,000,000.
“Financial Covenant Trigger Period” means any period (a) commencing on the day that an Event of Default occurs or Excess Availability is less than the Financial Covenant Excess Availability Threshold at any time and (b) continuing until no Event of Default has existed and Excess Availability has been greater than the Financial Covenant Excess Availability Threshold at all times for two consecutive months.
“Financial Statement Reporting Excess Availability Threshold” means $75,000,000.
“Financial Statement Reporting Trigger Period” means any period (a) commencing on the day that an Event of Default occurs or Excess Availability is less than the Financial Statement Reporting Excess Availability Threshold at any time and (b) continuing until no Event of Default has existed and Excess Availability has been greater than the Financial Statement Reporting Excess Availability Threshold at all times for two consecutive months.
“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for the Borrowers and their Subsidiaries as of the last day of the most recent month then ended, of (a) EBITDA for the Rolling Period ending on such date minus Capital Expenditures (except those financed with Indebtedness for borrowed money (other than Advances)) for the Rolling Period ending on such date, to (b) Fixed Charges for the Rolling Period ending on such date.
“Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense during such period (net of payments received in respect of interest-rate Hedge Agreements and interest income for such period); (b) principal payments in respect of Indebtedness for borrowed money that are required to be paid during such period (excluding payments on Advances and excluding any principal payments made with the proceeds of, and concurrently with or promptly following the incurrence of, new Indebtedness permitted to be incurred under this Agreement); and (c) all federal, state, and local income taxes paid in cash during such period; and (d) all Restricted Junior Payments paid (whether in cash or other property, other than common Stock) during such period (excluding any dividend or distribution made by any Borrower or any Subsidiary to any other Borrower or to any Subsidiary).
“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Plan” means any material employee benefit plan or arrangement maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States but other than any such plan or arrangement mandated by a government other than the United States for employees of any Loan Party or Subsidiary.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Guarantors” means (a) the Initial Guarantor; (b) each Subsidiary of a Borrower (other than any Subsidiary that is not required to become a Guarantor pursuant to Section 5.11(a)); and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11(a) of the Agreement or otherwise executes and delivers a Guaranty, and “Guarantor” means any one of them.
“Guaranty” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, and each other general continuing guaranty executed and delivered from time to time by a Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in each case, in form and substance reasonably satisfactory to Agent and substantially in the form of Exhibit G-1.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(a) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers. The amount of Hedge Obligations under a Hedge Agreement outstanding in respect of a Person as of any time of determination will be equal to the Hedge Termination Value of such Hedge Agreement.
“Hedge Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Borrower or its Subsidiaries; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referred to in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Home Depot” means Home Depot Inc., a Delaware corporation, and its Affiliates.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Finance Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any Contingent Obligation the primary obligation of which constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indenture” means that certain Indenture dated as of July 27, 2020, among Boise Cascade, certain guarantors party thereto, and U.S. Bank National Association, as Trustee, as amended, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time to the extent permitted by this Agreement.
“Indenture Borrowing Base” means an amount equal to the greater of (a) $450,000,000 plus (in the case of any Refinancing (as such term is defined in the Indenture)) the aggregate amount of fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses Incurred (as such term is defined in the Indenture) in connection with the Refinancing, less the aggregate principal amount of Indebtedness (as such term is defined in the Indenture) Incurred under Section 4.03(b)(15) of the Indenture then outstanding and (b) an amount equal to the lesser of (i) the Initial Indenture Borrowing Base as at the end of the most recently ended fiscal quarter and (ii) the most recently calculated Initial Indenture Borrowing Base required to be delivered to Agent pursuant to Section 5.2.
“Initial Guarantor” means Boise Cascade Wood Products Holdings Corp., a Delaware corporation.
“Initial Indenture Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) 87.5% of the amounts of all Accounts owned by Boise Cascade and its Restricted Subsidiaries (as such term is defined in the Indenture) and (b) 70% of the amounts of all Inventory owned by Boise Cascade and its Restricted Subsidiaries, in each case, plus (in the case of any Refinancing (as such term is defined in the Indenture)) the aggregate amount of fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses Incurred (as such term is defined in the Indenture) in connection with the Refinancing, less the aggregate principal amount of Indebtedness (as such term is defined in the Indenture) Incurred under Section 4.03(b)(15) of the Indenture then outstanding. Notwithstanding the foregoing, in the event the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof) are refinanced by the incurrence of new Indebtedness in accordance with the terms of the Agreement, if Section 4.03(b)(1) (or such other directly corresponding section) of the indenture governing such newly issued Indebtedness provides for (i) an advance rate on accounts receivable that is greater than 87.5%, the advance rate on Accounts set forth in clause (a) immediately above shall be deemed to equal the advance rate on accounts receivable in such indenture as of the effective date thereof and (ii) an advance rate on inventory that is greater than 70%, the advance rate on Inventory set forth in clause (b) immediately above shall be deemed to equal the advance rate on inventory in such indenture as of the effective date thereof. If either Administrative Borrower or Agent request an amendment to the Agreement to evidence any such change in advance rates, Borrowers and Agent shall promptly enter into such an amendment in form and substance reasonably acceptable to Administrative Borrower and Agent. Lenders hereby authorize Agent to enter into any such amendment on behalf of Lenders.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” has the meaning specified therefor in the Security Agreement.
“Intellectual Property Claim” means any claim or assertion (in writing or by suit filed against a Borrower or a Subsidiary) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property, or other property infringes or misappropriates another Person’s Intellectual Property.
“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

“Interest ~~Period” has the meaning specified therefor in the definition of LIBOR Rate~~Payment Date” means (a) as to any Base Rate Loan or Daily Simple SOFR Loan, the first day of each month, the Maturity Date and the Term Loan Maturity Date and (b) as to any Term SOFR Loan, the last day of each Interest Period therefor and, if applicable, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Maturity Date and the Term Loan Maturity Date.
“Interest Period” means, with respect to any Term SOFR Loan, a period commencing on the date of the making of such Term SOFR Loan (or the continuation of a Term SOFR Loan or the conversion to a Term SOFR Loan) and ending 1 or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon Adjusted Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 or 3 months after the date on which the Interest Period began, as applicable, (d) Borrowers may not elect an Interest Period which will end after, in the case of any Advance, the Maturity Date, and, in the case of any Term Loan, the Term Loan Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(4) shall be available for specification in any Term SOFR Notice or conversion or continuation notice.
“Inventory” means inventory (as that term is defined in the Code).
“Inventory Formula Amount” means the lesser of (a) 70% of the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory, and (b) 87.5% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Appraised Inventory; provided, however, there will be excluded from the calculation of Inventory Formula Amount under clause (a) or (b) above the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Offsite Inventory in excess of 5% of the ~~Revolver Commitments~~Line Cap at any time and the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible In-Transit Inventory in excess of 10% of the Borrowing Base at any time. Subject to Agent’s right to apply and revise eligibility criteria for Eligible Inventory, Eligible Offsite Inventory, and/or Eligible In-Transit Inventory, in each case, in its Permitted Discretion in accordance with the terms of the Agreement, the Inventory Formula Amount shall be determined by reference to the Borrowing Base Certificate most recently delivered to Agent.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) Accounts arising in the Ordinary Course of Business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate Investment (determined as of the time made, without giving effect to any changes in its value) less all cash dividends and cash distributions (or the fair market value of any non-cash dividends and distributions) received by such Person.
“IPO” means an initial public offering by (a) any Person that directly or indirectly owns the majority of the Stock of the Parent (other than the Principal Holder or any Person owning the majority of its Stock), (b) the Parent or (c) Boise Cascade of its Stock to the public by means of an offering registered with the SEC.
“IRC” means the Internal Revenue Code of 1986, as amended from time to time.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Lender for use.
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Lender or Underlying Issuer and relating to such Letter of Credit.
“Issuing Lender” means (a) U.S. Bank National Association and/or its Affiliates, WFCF, or any other Lender that, at the request of any Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of this Agreement and the Issuing Lender shall be a Lender, and (b) solely with respect to and for purposes of the Existing Letters of Credit, U.S. Bank National Association and/or its Affiliates.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Borrower or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office and the copyright office), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or any Fee Letter), and, only to the extent required to be furnished under the Loan Documents, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or any Fee Letter, (h) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any of its Subsidiaries, (i) Agent’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including rating the Term Loan), or amending the Loan Documents, (j) Agent’s and each Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any other Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (k) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by the Underlying Issuer or incurred by the Issuing Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by the Underlying Issuer or Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder. With respect to attorneys’ fees and expenses, the foregoing shall be limited to the reasonable out-of-pocket attorneys’ fees and expenses of one counsel for Agent and one counsel for the Lenders unless a conflict of interest arises and in such case additional counsel for each Lender to the extent reasonably required by such conflict of interest.
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Lender or a letter of credit (as that term is defined in the Code) issued by Underlying Issuer, as the context requires.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Lender, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
~~“LIBOR Rate” means, as of any date of determination,~~
~~(a)     other than with respect to any portion of the outstanding Term Loan that is a LIBOR Rate Loan, the rate per annum as reported by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) on such date for U.S. Dollar deposits with a 30-day term and in an amount comparable to the amount of Obligations (other than undrawn Letters of Credit, Bank Product Obligations and such portion of the outstanding Term Loan that is a LIBOR Rate Loan to which a one-month Interest Period is in effect) (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be conclusive in the absence of manifest error, provided such LIBOR Rate shall be determined and adjusted on a daily basis; and~~
~~(b)    with respect to any portion of the outstanding Term Loan that is a LIBOR Rate Loan to which a one-month Interest Period is in effect, the rate per annum as reported ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) at approximately 11:00 a.m. (London time) two (2) London Banking Days (as defined below) prior to the first day of the applicable Interest Period (as defined below) for U.S. Dollar deposits with a term equal to the applicable Interest Period and in an amount comparable to the amount of such portion of the outstanding Term Loan that is a LIBOR Rate Loan (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be conclusive in the absence of manifest error, provided such LIBOR Rate shall be determined and adjusted on a monthly basis.~~
~~For purposes of clause (b) above and (in the case of Interest Period) Section 2.6(d) of the Agreement,~~
        ~~(i) “London Banking Day” means any day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank Eurodollar market; and~~
        ~~(ii) “Interest Period” means the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1) month thereafter; provided that: (A) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive~~

~~Interest Period shall commence on the date on which the immediately preceding Interest Period expires; (B) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; (C) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and (D) no Interest Period shall extend beyond the Term Loan Maturity Date.~~
~~“LIBOR Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.~~
~~“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances or the Term Loan on such date that is a LIBOR Rate Loan), the Applicable Margin with respect to LIBOR Rate Loans.~~
“License” means any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with (a) any manufacture, marketing, distribution or disposition of Collateral, (b) any use of its property, or (c) any other conduct of its business (in each case, other than any shrink-wrap license or other similar license or agreement associated with generally available “off-the-shelf” software).
“Licensor” means any Person from whom a Loan Party obtains the right to use any Intellectual Property pursuant to a License.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever in the nature of a security interest, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Finance Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing; provided, however, that non-exclusive licenses of Intellectual Property in the Ordinary Course of Business are not Liens.
“Line Cap” means, at any time, an amount that is equal to the lesser of (a) the Maximum Revolver Amount and (b) the Borrowing Base.
“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
“Loan Documents” means the Agreement, any Borrowing Base Certificate, the Fee Letters, the Letters of Credit, the Security Documents, any subordination and/or intercreditor agreement or agreements pertaining to the Obligations and/or any of the Collateral, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group (upon such member’s request), any letter of credit application or letter of credit agreement entered into by any Borrower in connection with the Agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement or any transactions relating hereto (excluding any contracts of any Loan Party with parties other than Agent or the Lenders), in each case as amended, restated, modified, renewed or extended from time to time.
“Loan Party” means any Borrower or any Guarantor.
“Lowe’s” means Lowes Companies Inc., a North Carolina corporation, and its Affiliates.
“LTP” has the meaning specified therefor in Section 6.12 of the Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Acquisition” has the meaning assigned to such term in the definition of EBITDA.
“Material Adverse Change” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could reasonably be expected to have a material adverse effect on the business, operations, properties, or condition (financial or otherwise) of any Borrower individually or the Loan Parties taken as a whole, on the value of any material portion of the Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any material portion of the Collateral; (b) impairs the ability of any Borrower individually or the Loan Parties taken as a whole to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.
“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $10,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.
“Material Subsidiary” means, at any time, any Subsidiary, whether now owned or hereafter formed or acquired, (a) whose total assets at any time equal or exceed five percent (5%) of the consolidated assets of Boise Cascade and its Subsidiaries as shown on Boise Cascade’s consolidated financial statements for its most recent fiscal quarter or (b) whose total revenue for such fiscal quarter equals or exceeds five percent (5%) of the consolidated revenue of Boise Cascade and its Subsidiaries as shown on Boise Cascade’s consolidated financial statements for its most recent fiscal quarter; provided that no CFC shall be considered a Material Subsidiary or be included in any of the calculations above in determining Material Subsidiaries.
“Maturity Date” means the earlier of (a) ~~March 13~~September 9, ~~2025~~2027 and (b) 90 days prior to the maturity date of the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof).
“Maximum Revolver Amount” means $~~350,000,000~~400,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c)(i) of the Agreement.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber any Collateral that is Real Property.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
“Net Equity Proceeds” means, with respect to the sale, issuance or exercise by any Loan Party or any of its Subsidiaries of any Stock or any capital contribution by any Person to any such Loan Party or Subsidiary, an amount equal to: (a) the gross cash proceeds received by such Loan Party or Subsidiary from such sale, issuance or exercise, less (b) all underwriting commissions and legal, investment banking, brokerage, accounting and other registration fees, professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance (except such fees, commissions and disbursements that have been paid or are payable, in each case, to any Loan Party or any Subsidiary thereof).
“Net Liquidation Percentage” means the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent.
“Notes Priority Collateral Assets” means the following assets and interests in assets and proceeds thereof now owned or hereafter acquired by a Borrower or its Subsidiaries:
(a)    all Equipment and fixtures (as that term is defined in the Code);
(b)    all Real Property;
(c)    all general intangibles (as that term is defined in the Code) relating to the foregoing and all Patents, Trademarks, Copyrights, or other Intellectual Property;
(d)    all Stock of each Loan Party (other than Boise Cascade) and its Subsidiaries (except that only 65% of the Stock of any CFC may be required to be pledged);
(e)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, insofar as they insure the foregoing, and claims against any Person for loss, damage or destruction of any of the foregoing; and
(f)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
“Obligations” means (a) all loans (including the Term Loan and the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letters), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding the Obligations shall exclude any Excluded

Swap Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Ordinary Course of Business” means the ordinary course of business of any Borrower or any of its Subsidiaries, in the exercise of its reasonable business judgment and undertaken in good faith.
“Original Closing Date” means the “Closing Date” as defined in the Existing Credit Agreement.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Outsourcing Services Agreement” means the Outsourcing Services Agreement dated as of February 22, 2008, by and between Boise Cascade and Boise Paper Holdings, L.L.C.
“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.
“Parent” means Boise Cascade Holdings, L.L.C., a Delaware limited liability company.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.
“Patents” has the meaning specified therefor in the Security Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.
“Payment Conditions” means that at the time of each action or proposed action and after giving effect thereto each of the following conditions are satisfied: (a) no Default or Event of Default shall have occurred and be continuing; and (b) either (i) Excess Availability (on the date of such action or proposed action after giving effect to any Advances made (or to be made) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action and after giving pro forma effect to such action or proposed action) and Average Excess Availability (for the most recently ended fiscal quarter after giving pro forma effect to such action or proposed action) shall equal or exceed ~~25~~the greater of (a) 20% of the ~~aggregate Revolver Commitments~~Line Cap and (b) $75,000,000 or (ii) (x) Excess Availability (on the date of such action or proposed action after giving effect to any Advances made (or to be made) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action and after giving pro forma effect to such action or proposed action) and Average Excess Availability (for the most recently ended fiscal quarter after giving pro forma effect to such action or proposed action) shall equal or exceed the greater of (a) 15% of the ~~aggregate Revolver Commitments~~Line Cap and (b) $55,000,000 and (y) the Fixed Charge Coverage Ratio as of the last day of the most recently ended fiscal period for which financial statements are required to be furnished to Agent, after giving pro forma effect to such action or proposed action, is at least 1.0 to 1.0.
“Payoff Date” means the first date on which all of the Obligations are paid in full (other than indemnities and other contingent Obligations not then due and payable) and the Commitments of the Lenders are terminated.
“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or ERISA Affiliate or to which the Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
“Permitted Acquisition” means any acquisition by the Borrowers or any Subsidiary of all or substantially all the assets of, or all the Stock in, a Person or division, line of business, or a manufacturing or distribution facility of a Person permitted by the terms of this Agreement.
“Permitted Asset Dispositions” means:
(a)     a sale of Inventory in the Ordinary Course of Business;
(b)     a disposition of Inventory that is used, obsolete, surplus, worn out, damaged, unmerchantable or otherwise unsalable in the Ordinary Course of Business, the Net Cash Proceeds of which are deposited into a deposit account subject to a Control Agreement or remitted to the Agent for application against outstanding Obligations;
(c)     termination of a lease or license of real or personal property the termination of which could not reasonably be expected to have a Material Adverse Change;
(d)     the sale of assets in Chile including the Stock of any Subsidiary organized in Chile or any Domestic Subsidiary with no assets other than the Stock of a Subsidiary organized in Chile;
(~~f~~e)     sales of Cash Equivalents in the Ordinary Course of Business the Net Cash Proceeds of which are deposited into an account subject to a Deposit Account Control Agreement or remitted to the Agent for application against outstanding Obligations;
(~~g~~f)     Asset Dispositions among Borrowers, among Guarantors, from a Guarantor to a Borrower, or from any Subsidiary that is not a Loan Party to a Loan Party;
(~~h~~g)     the lease, sublease, license or sublicense of real, personal or Intellectual Property, and abandonment, failure to pursue or maintain, and otherwise dispose of Intellectual Property in the Ordinary Course of Business so long as it does not result in a Material Adverse Change;
(~~i~~h)     Asset Dispositions of property that does not constitute Collateral (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Disposition are promptly applied to the purchase price of such replacement property, in each case under Section 1031 of the IRC or otherwise;
(~~j~~i)     Asset Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(~~k~~j)     sales, discounting or forgiveness of Accounts in the Ordinary Course of Business the Net Cash Proceeds of which are deposited into an account subject to a Control Agreement or remitted to the Agent for application against outstanding Obligations;
(~~l~~k)     Asset Dispositions of Real Property or Equipment not constituting a sale of all or substantially all of the assets of the Loan Parties;
(~~m~~l)     terminations of Hedge Agreements;
(~~n~~m)     the termination of leases and licenses in the Ordinary Course of Business;

(~~o~~n)     the abandonment of or failure to maintain Intellectual Property in the Ordinary Course of Business that is obsolete, uneconomical or, in the reasonable judgment of a Loan Party, no longer used or useful or necessary in, or material to, its business or that of any Subsidiary;
(~~p~~o)     Permitted Operating Asset Swaps; ~~and~~
(~~q~~p)    any other Asset Disposition so long as (i) the Payment Conditions are satisfied both immediately before and immediately after giving effect to such Asset Disposition and (ii) if such Asset Disposition is an Asset Disposition of the type described in clause (b) of this definition, the Net Cash Proceeds of such Asset Disposition are deposited into an account subject to a Control Agreement or remitted to the Agent for application against outstanding Obligations; and
(~~r~~q)    Restricted Junior Payments permitted under Section 6.9.
“Permitted Cash Collateral Usage” means any use by any Borrower or other Loan Party which is the subject of an Insolvency Proceeding of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any similar provision of any applicable bankruptcy or insolvency law) that constitutes Collateral as to which the Required Lenders have provided their prior written consent.
“Permitted Contingent Obligations” means Contingent Obligations (a) arising from endorsements of payment items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedge Agreements permitted hereunder; (c) described on Schedule P-4 existing on the ~~Sixth~~Eighth Amendment Effective Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligations when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) in respect of Indebtedness permitted under Section 6.1 (other than clauses (g), (h), or (s) of such section); (h) in respect of trade payables of any Loan Party incurred in the ordinary course of business and repayable in accordance with customary trade practices; (i) in respect of Indebtedness permitted under clause (s) of Section 6.1, so long as the Payment Conditions are satisfied both immediately before and immediately after giving effect to the incurrence or assumption of such Contingent Obligations; and (j) not otherwise described in this definition in an aggregate amount of $1,000,000 or less at any time.
“Permitted DIP Financing” means any financing to any Borrower and/or other Loan Party in connection with the commencement of an Insolvency Proceeding in respect of such Borrower and/or other Loan Party pursuant to Section 364 of the Bankruptcy Code or any similar provision of any applicable bankruptcy or insolvency law, so long as (a) the aggregate principal amount of Indebtedness under such facility does not exceed an amount equal to 15% of the aggregate ~~Revolving~~Revolver Commitments of all Lenders in effect immediately prior to the commencement of such Insolvency Proceeding and (b) the Required Lenders have provided their prior written consent thereto.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
“Permitted Indebtedness” has the meaning specified therefor in Section 6.1.
“Permitted Investment” means any Investment that is not a Restricted Investment.
“Permitted Liens” has the meaning specified therefor in Section 6.2.
“Permitted Operating Asset Swap” means any transfer of Eligible Swap Assets by any Borrower or any Subsidiary in which at least 95% of the consideration received by the transferor consists of Eligible Swap Assets (and any balance of such consideration consists of cash); provided that after giving effect to such transfer, the aggregate fair market value of all assets transferred pursuant to Permitted Operating Asset Swaps (i) during any fiscal year of the Borrowers, on a cumulative basis, shall not exceed $20,000,000 and (ii) during the term of this Agreement, on a cumulative basis, shall not exceed $40,000,000.
“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Boise Cascade (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.
“Permitted Purchase Money Indebtedness” means Purchase Money Indebtedness of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount of such Indebtedness does not exceed $25,000,000 at any time.
“Permitted Restrictive Agreement” has the meaning specified therefor in Section 6.15.
“Permitted Senior Indebtedness” means Indebtedness of any Loan Party which refinances all Indebtedness in respect of the Existing Senior Notes (or any permitted Refinancing Indebtedness in respect thereof), in an aggregate principal amount of not less than $250,000,000 and not greater than $400,000,000, all pursuant to an indenture and guaranty agreements, as applicable, and on terms and conditions acceptable to Agent and the Required Lenders, such terms and conditions to include, but not be limited to, the following:
(a)    no portion of the principal of such Indebtedness shall be required to be paid, whether by stated maturity, mandatory or scheduled prepayment or redemption or otherwise, prior to the date that is 90 days after the scheduled Term Loan Maturity Date, other than in the event of (i) a default under such Indebtedness, (ii) a change of control of Boise Cascade or (iii) certain asset sales or similar liquidity events, in each case subject to the standstill and the lien subordination provisions described in clause (e) below;
(b)    such Indebtedness may be secured by a first-priority Lien only on assets not exceeding the scope of the Notes Priority Collateral Assets (so long as Agent, for the benefit of the Lenders, is granted a second-priority Lien on all such assets) and by a second-priority Lien on any other Collateral;
(c)    the documents, instruments and other agreements pursuant to which such Indebtedness shall be issued or outstanding shall not be more restrictive than those contained in this Agreement or the other Loan Documents taken as a whole or conflict with or violate the covenants or otherwise create Defaults under this Agreement or the other Loan Documents;
(d)    upon giving pro forma effect to the incurrence of such Indebtedness and the repayment of the Existing Senior Notes (or any permitted Refinancing Indebtedness in respect thereof), Excess Availability shall not be less than the greater of (a) $31,250,000 or (b) 12.5% of the ~~aggregate Revolver Commitments~~Line Cap, and, if the AAC Term Loan Facility is still in effect, such Indebtedness is permitted to be incurred thereunder; and
(e)    such Indebtedness shall be subject to an intercreditor agreement reasonably acceptable to Agent and the Required Lenders addressing, among other things, (i) the priority of the Liens securing such Indebtedness and the Obligations and the payment of proceeds from such collateral, (ii) a customary standstill by the holders of such Indebtedness as to remedies against the Collateral and the Notes Priority Collateral Assets, (iii) waivers by the holders of such Indebtedness of rights to contest validity or priority of Liens of Agent or the Lenders or object to dispositions of Collateral (including an affirmative agreement by such holders to release Liens of such holders in the event of a disposition of Collateral approved by Agent) (and in each case reciprocal similar waivers and agreements regarding the Liens on the Notes Priority Collateral Assets), (iv) waiver of rights to object to the use of cash collateral or sale of Collateral, and restrictions on certain claims and actions, in any proceeding under any Debtor Relief Laws by the holders of such Indebtedness (and in each case reciprocal similar waivers and agreements regarding the Liens on the Notes Priority Collateral Assets), and (v) restrictions on amendments to, or consents, waivers or other modifications with respect to, the documents evidencing such Indebtedness (and, at the election of the holders of such Indebtedness, reciprocal restrictions on the Loan Documents).

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by a Loan Party or, with respect to any such plan that is subject to Section 412 of the IRC or Title IV of ERISA, an ERISA Affiliate.
“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.
“Principal Holder” means Madison Dearborn Partners IV, L.P., or any successor fund or partnership the sole general partner of which is Madison Dearborn Partners, LLC, its Affiliates, and investment funds under common management with Madison Dearborn Partners IV, L.P.
“Priority Reserve” shall mean any Reserve of the type described in Section 2.1(c) provided that in no event shall a Priority Reserve be deemed to include any Dilution Reserve or any Reserves established by Agent to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Term Loan Maturity Date, or, on or before the date that is less than 1 year after the Term Loan Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting information and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
(a)    with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,
(b)    with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.
(c)    with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and
(d)    with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (z) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loan, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (z) the outstanding principal amount of all Advances plus the outstanding principal amount of the Term Loan; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.
“Properly Contested” means, with respect to any obligation of a Loan Party or a Subsidiary thereof, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s or Subsidiary’s liability to pay or perform obligations; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with, and to the extent required by, GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Change or result in forfeiture or sale of any material assets of the Loan Party; (e) no Lien is imposed on assets of the Loan Party (other than a Permitted Lien imposed in connection with Taxes being contested), unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Purchase Money Indebtedness” means (a) Indebtedness (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Indebtedness (other than the Obligations) incurred within 90 days before or after acquisition of any fixed or capital assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
“Purchase Money Lien” means a Lien that secures Purchase Money Indebtedness, encumbering only the fixed or capital assets acquired with such Indebtedness and constituting a Finance Lease or a purchase money security interest under the Code.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified therefor in Section 17.17 of this Agreement.

“RCRA” the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
“Real Property” means any estates or interests in real property now owned or hereafter acquired by Loan Parties and the improvements thereto.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Conditions” the following conditions for Refinancing Indebtedness: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness (plus any unutilized commitments thereof) being extended, renewed or refinanced plus capitalized interest, fees and expenses incurred in connection therewith paid in respect of the refinancing thereof; (b) it has a final maturity no sooner than, and a weighted average life no less than, the Indebtedness being extended, renewed or refinanced; (c) if the Indebtedness being extended, renewed or refinanced is contractually subordinated to the Obligations, it must be contractually subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it taken as a whole are not materially less favorable to Borrowers than those applicable to the Indebtedness being extended, renewed or refinanced; (e) no Lien is granted to secure it upon assets greater in scope than those securing the Indebtedness being extended, renewed, or refinanced; (f) no additional Person is obligated on such Indebtedness (unless such Person would otherwise be permitted under this Agreement to be obligated on the Indebtedness being refinanced); (g) upon giving effect to it, no Default or Event of Default exists and is continuing and (h) if the Indebtedness being extended, renewed or refinanced is the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof), (i) each of the conditions set forth in the proviso to the definition of “Subordinated Indebtedness” shall be met mutatis mutandis for the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof) and (ii) upon giving pro forma effect to the incurrence of such Refinancing Indebtedness and the repayment of the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof), Excess Availability shall not be less than the greater of (a) $31,250,000 or (b) 12.5% of the ~~aggregate Revolver Commitments~~Line Cap and, if the AAC Term Loan Facility is still in effect, such Refinancing Indebtedness is permitted to be incurred thereunder.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness that satisfy the Refinancing Conditions.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Registered Intellectual Property” has the meaning specified therefor in the Security Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.
“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Relevant Governmental Body” means the ~~Federal Reserve~~ Board ~~and/~~of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the ~~Federal Reserve~~ Board ~~and/~~of Governors or the Federal Reserve Bank of New York, or any successor thereto.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.16 of the Agreement.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50%; provided, however, that (i) at any time there are exactly two Lenders, “Required Lenders” must include all Lenders; (ii) at any time there are three or more Lenders, “Required Lenders” must include at least two Lenders; and (iii) at any time the aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) of the Term Loan Lenders exceeds the aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) of the Revolving Lenders, “Required Lenders” must include Agent. With respect to any matter requiring the approval of the Required Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 13.1(k) as to such matter.
“Rescission” has the meaning specified therefor in Section 5.17(b) of the Agreement.
“Reserves” has the meaning specified therefor in Section 2.1(c).
“Restricted Investment” means any Investment by a Borrower or Subsidiary, other than the following:
(a)     Investments to the extent existing on the Closing Date;
(b)     Investments by any Loan Party in any other Loan Party and by any Subsidiary that is not a Loan Party in and other Subsidiary of any Borrower;
(c)     Cash Equivalents held in a Controlled Securities Account (to the extent required by the terms of this Agreement) and, to the extent not so required, Cash Equivalents;
(d)     Investments in (i) any existing Loan Party or (ii) any new Subsidiary created or acquired after the Closing Date that, to the extent required pursuant to Section 5.11(a), becomes a Loan Party (provided that any such Investments shall not exceed $5,000,000 in the aggregate at a time when any Default or Event of Default exists or would directly or indirectly result from any such Investment);
(e)     Investments consummated after the Closing Date in Subsidiaries that are not Loan Parties, in the Stock of Persons that are not Subsidiaries, and in the form of loans to Persons in which a Loan Party holds any Stock (but such Person is not a Loan Party);
(f)    loans and advances constituting (i) advances to an officer, director or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (ii) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (iii) deposits with financial institutions permitted hereunder; (iv) intercompany loans solely among Borrowers; (v) intercompany loans solely among Guarantors; (vi) intercompany loans by any Borrower to any Guarantor or by any Guarantor to any Borrower, provided that any such loans shall not exceed $5,000,000 in the aggregate if any Default or Event of Default exists immediately prior to or would result directly or indirectly from the making of such loans; (vii) debt obligations of a purchaser in connection with a Permitted Asset Disposition representing no more than 30% of the sale price of the assets disposed of in connection with such Permitted Asset Disposition (other than sales of inventory in the Ordinary Course of Business, where such limit shall not apply); (viii) loans from Subsidiaries that are not Loan Parties to Loan Parties to the extent permitted under Section 6.1; (ix) extensions of trade credit in the Ordinary Course of Business; and (x) other loans or advances constituting Investments that are not Restricted Investments;
(g)    Investments in Farm Credit Equities;
(h)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(i)    Investments consisting of non-cash consideration received by the Borrowers or any Subsidiary in connection with any sale, transfer, lease or other disposition of assets permitted by Section 6.4;
(j)    deposits, prepayments and other credits made or extended to suppliers in the Ordinary Course of Business;
(k)    Investments in Hedge Agreements;
(l)    Specified Investments;
(m)    minority Investments made in cooperatives required to obtain goods or services in the ordinary course of business, not to exceed $5,000,000 at any time outstanding; and
(n)    Investments in Louisiana Timber Procurement, LLC, a Louisiana limited liability company, not to exceed $10,000,000 at any time outstanding;
provided, however, that with respect to any Investment under clause (d)(ii) or (e) above, the Payment Conditions are satisfied both immediately before and immediately after giving effect to such Investment and Administrative Borrower shall have delivered to Agent a certificate of a financial officer of Administrative Borrower certifying as to compliance with clauses (a) and (b) of the Payment Conditions and demonstrating (in reasonable detail) the calculations required by clause (b) thereof.
“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Boise Cascade or any Loan Party which is not, directly or indirectly, wholly owned by Boise Cascade (including any payment in connection with any merger or consolidation involving Boise Cascade) or to the direct or indirect holders of Stock issued by any Borrower or any Subsidiary of any Borrower in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by Boise Cascade); (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Boise Cascade) any Stock issued by any Loan Party; or (c) pay any management or similar fees to any holder of Stock of Boise Cascade or any Affiliate of such holder of Stock.
“Restrictive Agreement” an agreement (other than a Loan Document) that conditions or restricts, in any material respect, the right of any Borrower, Subsidiary or other Loan Party to incur or repay Indebtedness for borrowed money, to grant Liens on any assets, to declare or make any dividend, distribution or other Restricted Junior Payment, to modify, extend or renew any agreement evidencing Indebtedness for borrowed money, or to repay any intercompany Indebtedness.
“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Revolver Increase Effective Date” has the meaning specified therefor in Section 2.4(g).
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
“Revolving Lender” means a Lender that has a Revolver Loan Exposure or that has an outstanding Advance.
“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Advances of such Lender.
“Rolling Period” means any period of the most recently ended twelve consecutive months of Borrowers.
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (~~d~~e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.
“Security Documents” means the Control Agreements, the Copyright Security Agreement, each Guaranty, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Senior Officer” means the chairman of the board, president, chief executive officer or chief financial officer, treasurer or controller of a Borrower or, if the context requires, a Loan Party.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Simple SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Simple SOFR Determination Day” has the meaning specified therefor in the definition of Adjusted Daily Simple SOFR.
“Simple SOFR Rate Day” has the meaning specified therefor in the definition of Adjusted Daily Simple SOFR.
“Sixth Amendment Effective Date” means March 13, 2020.
“SOFR” ~~with respect~~means a rate equal to ~~any day means~~ the secured overnight financing rate ~~published for such day~~as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York~~, as the administrator of the benchmark,~~ (or a successor administrator of the secured overnight financing rate) ~~on the Federal Reserve Bank of New York~~.
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Loan” means any Daily Simple SOFR Loan or Term SOFR Loan.
“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
“Specified Indebtedness” means the Existing Senior Notes, Permitted Senior Indebtedness, Subordinated Indebtedness, permitted Upsized Refinancing Indebtedness in respect of the Existing Senior Notes and/or any other permitted Refinancing Indebtedness in respect of any of the foregoing.
“Specified Investment” means any Investment by the Borrowers or any Subsidiary that is financed solely with proceeds received from the issuance of Stock by Boise Cascade after the Closing Date, provided that (i) the Agent receives written notice describing such investment concurrently with or promptly following the issuance of such Stock and (ii) such investment is made within 90 days of receipt by Boise Cascade of such proceeds.
“Standard Letter of Credit Practice” means, for Issuing Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Indebtedness” means any subordinated debt securities issued by Boise Cascade in connection with permitted Refinancing Indebtedness of the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof); provided that (i) such subordinated debt securities do not mature earlier than, or require any scheduled payment of principal, sinking fund payment or similar payment prior to, the date that is 90 days after the scheduled Term Loan Maturity Date, (ii) the Indebtedness in respect of such subordinated debt securities is not guaranteed by any Person that did not guarantee (and is not permitted by the Agreement to provide a guaranty of) the Indebtedness evidenced by the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof), (iii) other than in the case of the incurrence of permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness to refinance the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof), the aggregate principal amount of such subordinated debt securities does not exceed $400,000,000, (iv) such subordinated debt securities are unsecured and are not supported by any letter of credit or other similar credit enhancement, (v) the terms and conditions of such subordinated debt securities and any Subordinated Indebtedness Documents in respect thereof (including subordination provisions, covenants, events of default and any provisions relating to any mandatory redemption or required offer to repurchase such subordinated debt securities) are no less favorable in any material respect to the Loan Parties and the Lenders than the terms and conditions of the Indebtedness evidenced by the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof) and the Existing Senior Notes Documents in respect of such Indebtedness, and (vi) other than in the case of the refinancing of the Existing Senior Notes (in whole) (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof) by the incurrence of Indebtedness under Section 6.1(n) or Section 6.1(z) of the Agreement which newly incurred Indebtedness is used (in whole) to repay the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof) and transaction fees and expenses related thereto, the Indebtedness evidenced by the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof) and being refinanced by such subordinated debt securities is repaid on the same date that such subordinated debt securities are issued.
“Subordinated Indebtedness Documents” means all instruments, agreements and other documents evidencing or governing any Subordinated Indebtedness or providing for any guarantee or other right in respect thereof.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
“Supported QFC” has the meaning specified therefor in Section 17.17 of the Agreement.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Lender” means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges that are in the nature of a tax now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes or franchise taxes in lieu of net income or net profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above; (iii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement; (iv) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office); and (v) any United States federal withholding taxes imposed under FATCA, except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Term Loan” has the meaning specified therefor in Section 2.2 of the Agreement.
“Term Loan Amount” means $50,000,000.
“Term Loan Closing Date Fee Letter” means that certain fee letter, dated as of the date hereof, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Term Loan Lender” means a Lender that has a Term Loan Commitment or that holds a portion of the Term Loan.
“Term Loan Maturity Date” means the earlier of (a) ~~March 13~~September 9, ~~2025~~2027 and (b) 90 days prior to the maturity date of the Existing Senior Notes (or any permitted Refinancing Indebtedness or permitted Upsized Refinancing Indebtedness in respect thereof).
“Term Loan Purchase Option Triggering Event” means the earliest to occur of (i) all or any portion of the Obligations constituting principal owing to any Term Loan Lender shall not be paid in full when due and owing (after giving effect to any applicable grace period), (ii) Agent has accelerated the Obligations, or (iii) the commencement of an Insolvency Proceeding with respect to any Loan Party.
“Term Loan Sub-Agent” means American AgCredit, PCA.
“Term Loan Sub-Agent Fee Letter” means (a) individually, (i) that certain fee letter, dated as of April 6, 2015, among Boise Cascade and American AgCredit, PCA and (ii) that certain fee letter, dated as of the Eighth Amendment Effective Date, among Boise Cascade and American AgCredit, PCA; and (b) collectively, each of the fee letters referenced in clause (a) above.

“Term SOFR” means, for any calculation, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Term SOFR Adjustment” means, for any calculation, a percentage per annum as set forth below for the applicable Interest Period therefor:

•Interest Period	•Percentage
•One month	•0.10%
•Three months	•0.10%
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).
“Term SOFR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.
“Term SOFR Determination Day” has the meaning specified therefor in the definition of Term SOFR.
“Term SOFR Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to Adjusted Term SOFR.
“Term SOFR Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances or the Term Loan on such date that is a Term SOFR Loan), the Applicable Margin with respect to Term SOFR Loans.
“Term SOFR Notice” means a written notice in the form of Exhibit L-1 to this Agreement.
“Term SOFR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.
“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.
“Trademarks” has the meaning specified therefor in the Security Agreement.
“Trigger Period” means, as applicable, a Borrowing Base Reporting Trigger Period, a Cash Dominion Trigger Period, a Financial Covenant Trigger Period, and a Financial Statement Reporting Trigger Period.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Lender for use.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Underlying Issuer” means Wells Fargo or one of its Affiliates.
“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.
“United States” means the United States of America.
“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.
“Unused Line Fee Rate” means, as of any date of determination under Section 2.10(b) of the Agreement, ~~0.250~~0.20%.
“Upsized Refinancing Indebtedness” means, as of any date of determination thereof, the incurrence of unsecured Indebtedness that constitutes a combination of the following: (a) Refinancing Indebtedness of the Existing Senior Notes (or of any permitted Refinancing Indebtedness or of any unsecured Indebtedness permitted to be incurred pursuant to Section 6.1(z) of the Agreement, in each case, in respect thereof) and (b) (i) Add-On Debt permitted to be incurred pursuant to Section 6.1(l) of the Agreement and/or (ii) unsecured Indebtedness permitted to be incurred pursuant to Section 6.1(n) of the Agreement; provided, that, for the avoidance of doubt, incurrences of Upsized Refinancing Indebtedness may be incurred from time to time.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(c) and 2.12(b), in each case, such day is also a Business Day.
“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 17.17 of this Agreement.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
“Voting Participant” has the meaning specified therefor in Section 13.1(k) of the Agreement.
“Voting Participant Notification” has the meaning specified therefor in Section 13.1(k) of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.